UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

GLOBAL INDUSTRIES, LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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GLOBAL INDUSTRIES, LTD.
8000 Global Drive
Carlyss, Louisiana 70665
April 5, 2011
Dear Fellow Shareholder:
     You are cordially invited to attend the Company’s 2011 Annual Meeting of Shareholders. The meeting will be held on Wednesday, May 18, 2011, at the Houston Marriott Westchase, 2900 Briarpark Drive, Houston, Texas, commencing at 11:30 a.m., Central time.
     The following information includes the notice of the annual meeting and the proxy statement, which provides information about and describes the business that will be acted upon at the annual meeting.
     We are pleased once again to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders on the Internet. We believe these rules allow us to expedite shareholders’ receipt of annual meeting materials, lower the costs of our annual meeting and help conserve natural resources.
     We hope you can join us. Your vote is important. Even if you cannot attend, we encourage you to please vote by telephone, over the Internet, or by signing and returning a proxy card before the meeting so that your shares will be represented and voted at the meeting.
     On behalf of our Board of Directors, thank you for your participation in this important process.

Sincerely,

John Reed
Chief Executive Officer

GLOBAL INDUSTRIES, LTD.
8000 Global Drive
Carlyss, Louisiana 70665
NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 18, 2011
Dear Shareholder:
     The 2011 Annual Meeting of Shareholders (the “Annual Meeting”) of Global Industries, Ltd. will be held Wednesday, May 18, 2011, at the Houston Marriott Westchase, 2900 Briarpark Drive, Houston, Texas, at 11:30 a.m., Central time.
     As set forth in the accompanying Proxy Statement, the meeting will be held for the following purposes:
1.	To elect nine directors to hold office until the next annual meeting of shareholders and until their successors have been elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent public accountants for the year ending December 31, 2011;

3.	To hold an advisory vote on executive compensation;

4.	To hold an advisory vote on the frequency of future advisory votes on executive compensation; and

5.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
     The Board of Directors has fixed the close of business on March 22, 2011 as the record date for the determination of shareholders entitled to notice of, and to vote at, the 2011 Annual Meeting or any postponement or adjournment thereof. A list of shareholders will be available for examination at the Annual Meeting and at the office of the Company for the ten days prior to the Annual Meeting.
     The vote of each shareholder is important. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible.

Sincerely,

Russell Robicheaux
Senior Vice President, Chief Administrative Officer, General Counsel and Secretary

Carlyss, Louisiana
April 5, 2011

i

GLOBAL INDUSTRIES, LTD.
8000 Global Drive
Carlyss, Louisiana 70665
PROXY STATEMENT FOR 2011 ANNUAL MEETING OF SHAREHOLDERS
GENERAL INFORMATION
Why am I receiving these materials?
Your proxy is being solicited by our Board of Directors (the “Board”) for use at the Annual Meeting. We have made these materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail, in connection with our solicitation of proxies for use at the Annual Meeting, to be held on Wednesday, May 18, 2011 at 11:30 a.m. Central time, and at any postponement(s) or adjournment(s) thereof. These materials were first sent or given to shareholders on or about April 5, 2011. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement. The Annual Meeting will be held at the Houston Marriott Westchase, 2900 Briarpark Drive, Houston, Texas. As used herein, “we,” “us,” “our,” “Global” or the “Company” refers to Global Industries, Ltd.
We will pay the costs of soliciting proxies from shareholders. We will also request brokers, custodians, nominees, fiduciaries and other record holders to forward copies of our proxy and soliciting materials to beneficial owners and request authority for the exercise of proxies. In such cases, upon request, we will reimburse such holders for their reasonable out-of-pocket expenses incurred in connection with the solicitation. If you choose to access the proxy materials over the Internet, you are responsible for any Internet access charges you may incur.
What is included in these materials?
These materials include:
•	the Notice of 2011 Annual Meeting of Shareholders;

•	this Proxy Statement for the Annual Meeting, which provides information about the matters to be voted on at the Annual Meeting, as well as other information that may be useful to you; and

•	Our Annual Report for the year ended December 31, 2010 (the “Annual Report”).
If you requested printed versions of these materials by mail, these materials also include the proxy card or vote instruction form for the Annual Meeting.
What items will be voted on at the Annual Meeting?
Shareholders will vote on four items at the Annual Meeting:
•	the election to the Board of the nine nominees named in this Proxy Statement (Proposal No. 1);

•	ratification of the appointment of Deloitte & Touche LLP as our independent public accountants for the year ending December 31, 2011 (Proposal No. 2);

•	an advisory vote on executive compensation (Proposal No. 3); and

•	an advisory vote on the frequency of future advisory votes on executive compensation (Proposal No. 4).
What are the Board’s voting recommendations?
The Board recommends that you vote your shares:
•	“FOR” each of the nominees to the Board named in this Proxy Statement (Proposal No. 1);

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP for the year ended December 31, 2011 (Proposal No. 2);

•	“FOR” the approval, on an advisory basis, of the executive compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement (Proposal No. 3); and

•	“EVERY THREE YEARS” as the frequency for future advisory votes on executive compensation (Proposal No. 4).
Where are the Company’s principal executive offices located and what is the Company’s main telephone number?
Our principal executive offices are located at 8000 Global Drive, Carlyss, Louisiana, 70665. Our main telephone number is (337) 583-5000.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the environmental impact and cost of the Annual Meeting.
How can I get electronic access to the proxy materials?
The Notice provides you with instructions regarding how to:
•	view our proxy materials for the Annual Meeting on the Internet; and

•	instruct us to send future proxy materials to you electronically by email.
Our proxy materials are also available on our website at www.globalind.com/Investor_Relations/Pages/AnnualReport.aspx.
Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the environmental impact of our annual meetings. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who may vote at the Annual Meeting?
Our common stock is the only class of voting securities outstanding. Each share of common stock has one vote on each matter. As of March 22, 2011, there were 115,960,958 shares of our common stock issued and outstanding, held by 665 holders of record. Only shareholders of record as of the close of business on March 22, 2011 (the “Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting.
What is the difference between a shareholder of record and a beneficial owner of shares held in street name?
Shareholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and the Notice was sent directly to you on behalf of the Company. If you request printed copies of the proxy materials by mail, you will also receive a proxy card.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will receive a vote instruction form to permit you to direct the registered holder how to vote. For a discussion of the rules regarding the voting of shares held by beneficial owners in the election of directors, please see the questions on page 4 of this proxy statement beginning with “What happens if I do not give specific voting instructions?”
If I am a shareholder of record of the Company’s shares, how do I vote?
There are four ways to vote:
•	In person. If you are a shareholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

•	Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in the Notice.

•	By Telephone. If you request printed copies of the proxy materials, you may vote by proxy by calling the toll free number found on the proxy card.

•	By Mail. If you request printed copies of the proxy materials, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.
If I am a beneficial owner of shares held in street name, how do I vote?
If your shares are held in the name of a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee that must be followed in order for your broker, bank or other nominee to vote your shares per your instructions. Many brokerage firms and banks have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares.

What is the quorum requirement for the Annual Meeting?
The holders of a majority of the shares entitled to vote at the Annual Meeting must be present in person or by proxy at the Annual Meeting for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you:
•	are present and vote in person at the Annual Meeting; or

•	have voted on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail.
If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.
Who will serve as the inspector of election?
Trudy McConnaughhay, our Vice President and Corporate Controller, will serve as the inspector of election.
How are proxies voted?
All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.
What happens if I do not give specific voting instructions?
Shareholders of Record. If you are a shareholder of record and you:
•	indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or

•	sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote in its discretion on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will not have the authority to vote, and therefore cannot vote, on that matter with respect to your shares. This is generally referred to as a “broker non-vote.” Please note that the election of directors is no longer a routine matter. Because the election of directors is now considered to be a non-routine matter, brokers may no longer vote your shares for the election of directors in the absence of your specific instructions as to how to vote. You are encouraged to provide instructions to your broker or nominee regarding the voting of your shares for the election of directors.
Which ballot measures are considered “routine” or “non-routine”?
The ratification of the independent public accountants (Proposal No. 2) is a matter we believe will be considered routine. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

The election of directors (Proposal No. 1), the advisory vote on executive compensation (Proposal No. 3) and the advisory vote on the frequency of future advisory votes on executive compensation (Proposal No. 4) are non-routine matters. A broker or other nominee cannot vote on non-routine matters without instructions, and therefore there may be broker non-votes on Proposals No. 1, No. 3 and No. 4.
How are broker non-votes treated?
Broker non-votes are counted for purposes of determining whether a quorum is present. Broker non-votes are not counted for purposes of determining the number of votes present or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires a plurality of votes cast (Proposals No. 1 and No. 4) or the approval of a majority of our outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting (Proposals No. 2 and No. 3). We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.
How are abstentions treated?
Abstentions are counted for purposes of determining whether a quorum is present. Abstentions have no effect on the election of directors (Proposal No. 1) or the advisory vote on the frequency of future advisory votes on executive compensation (Proposal No. 4). For purposes of the ratification of the independent public accountants (Proposal No. 2) and the advisory vote on executive compensation (Proposal No. 3), abstentions have the same effect as an “AGAINST” vote.
What is the voting requirement to approve each of the proposals?
For Proposal No. 1, the nine nominees receiving the highest number of affirmative votes of our outstanding shares of common stock present or represented by proxy and voting at the Annual Meeting will be elected as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. This is known as plurality voting. Under plurality voting, there is no “against” option, and votes that are actively “withheld” or simply not cast are disregarded in the tally. Accordingly, withheld votes and abstentions have no effect on the election of directors.
Approval of Proposals No. 2 and No. 3 require the affirmative vote of a majority of our outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting.
For Proposal No. 4, the option receiving the highest number of affirmative votes of our outstanding shares of common stock present or represented by proxy and voting at the Annual Meeting will be the shareholders’ recommendation for the frequency for future advisory votes on executive compensation.
Can I revoke or change my vote after I have voted?
     You may revoke a previously delivered proxy or change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date (i) via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), (ii) by signing and returning a new proxy card or vote instruction form with a later date, or (iii) by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy or voting instructions unless you vote again at the Annual Meeting or specifically request that your prior proxy or voting instructions be revoked by delivering to our Corporate Secretary at 8000 Global Drive, Carlyss, Louisiana, 70665, a written notice of revocation prior to the Annual Meeting. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy from the organization that holds your shares.

Where can I find the voting results of the Annual Meeting?
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which we are required to file with the SEC within 4 days after the Annual Meeting.
What is the deadline to propose actions for consideration at the 2012 Annual Meeting of Shareholders or to nominate individuals to serve as directors?
Requirements for Shareholder Proposals. Shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2012 Annual Meeting of Shareholders must be received no later than December 7, 2011. All proposals also will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals must be delivered to our Corporate Secretary by mail at 8000 Global Drive, Carlyss, Louisiana, 70665 or by facsimile at (281) 529-7747. If you intend to present a proposal at our 2012 Annual Meeting of Shareholders, but you do not intend to have it included in our 2012 proxy statement, your proposal must be delivered to the attention of our Corporate Secretary by mail at 8000 Global Drive, Carlyss, Louisiana, 70665 or by facsimile at (281) 529-7747 no later than the close of business on February 17, 2012. Your notice of a shareholder proposal not intended to be included in our 2012 proxy statement must set forth the information required by our bylaws.
Requirements for Director Nominations. Shareholders may recommend potential director candidates for consideration by the Nominating and Governance Committee by sending a written request to our Corporate Secretary by mail at 8000 Global Drive, Carlyss, Louisiana, 70665 or by facsimile at (281) 529-7747. If you want to nominate an individual for election at our 2012 Annual Meeting of Shareholders, you must deliver your written request no later than the close of business on February 17, 2012. Your notice relating to the recommendation or nomination of a director candidate must set forth the information required by our bylaws.
The proxy solicited by us for the 2012 Annual Meeting of Shareholders will confer discretionary authority on the proxies to vote on any proposal made in accordance with our bylaw provisions, if the proxy statement relating to the 2012 Annual Meeting of Shareholders briefly describes the matter and how our proxies intend to vote on it, if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act.
How can I communicate with the directors on Global’s Board?
Shareholders may contact any of our directors individually or as a group by mail addressed to the General Counsel and Corporate Secretary of the Company at our principal executive offices at 8000 Global Drive, Carlyss, Louisiana 70665. Shareholders should clearly indicate on the envelope the intended recipient and that the communication is a “Shareholder Communication.” All such communications will be forwarded unreviewed and unfiltered to the appropriate directors by our Corporate Secretary. Shareholders can also send electronic communications by clicking on “Shareholder Communications with Directors” at our corporate governance website located at www.globalind.com/Investor_Relations/Pages/CorporateGovernance.aspx or via email at boardofdirectors@globalind.com. The Board has instructed the General Counsel and Corporate Secretary to distribute communications to a director or directors after ascertaining whether the communication is appropriate to the duties and responsibilities of the Board.

ELECTION OF DIRECTORS
(Proposal 1)
     The Board has nominated nine candidates for election as directors for a term ending at the 2012 Annual Meeting of Shareholders or when their successors are duly elected and qualified. Messrs. William J. Doré, James L. Payne and Michael J. Pollock, who are not listed below, have declined to stand for re-election to the Board. The decision of each of these directors not to stand for re-election was not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. All nominees, except for Charles R. Enze, are currently serving as directors and have been previously elected by the shareholders. Additionally, all nominees have been recommended by the Board’s Nominating and Governance Committee.
     Although we have no reason to believe that any of the nominees will be unable to serve if elected, should any of the nominees become unable to serve prior to the Annual Meeting, the proxies will be voted for the election of such other persons as may be nominated by the Board.
THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NINE
DIRECTOR NOMINEES NAMED BELOW.

Charles O. Buckner	Director since May 2010 Age 66
     Mr. Buckner is a certified public accountant who retired from Ernst & Young in 2002 after serving 35 years in a variety of client service and administrative roles while based in Houston, Cleveland and Moscow. During his tenure with Ernst & Young, he served as the chairman of the firm’s U.S. Energy Services Group and co-chair of the firm’s Global Energy Practice. He received his BBA from the University of Texas and an MBA from the University of Houston. Mr. Buckner serves on the Board of Directors of Patterson-UTI Energy, Inc., Gateway Energy Corporation and Energy Partners, Ltd. He was previously a director of Horizon Offshore, Inc. and Whittier Energy Corporation.
     Mr. Buckner was nominated to serve on our Board because of his extensive experience in international accounting and auditing from his previous employment with Ernst & Young, his significant experience as a director of publicly traded companies in the energy industry, and the diverse experience associated with his involvement in the non-profit sector.

John A. Clerico	Director since 2006 Age 69
     Mr. Clerico, a director of the Company since February 2006, served as our Chief Executive Officer and Chairman of the Board from October 2008 through March 2010. He stepped down from his role as Chief Executive Officer in March 2010 but continues to serve as the Company’s Chairman of the Board. Mr. Clerico is a registered investment advisor and served as the Chairman of Chartmark Investments, Inc., a company he founded, from 2001 to 2004. From 1992 until his retirement in 2000, Mr. Clerico served as Executive Vice President and Chief Financial Officer of Praxair, Inc., where he also had responsibility for business operations in Europe and South America. From 1984 to 1992, Mr. Clerico served as Treasurer and Chief Financial Officer of Union Carbide Corporation. Mr. Clerico serves on the Board of Directors of Community Health Systems, Inc. and the Educational Development Corporation. Mr. Clerico received a BS degree in Finance from Oklahoma State University.
     Mr. Clerico was nominated to serve on our Board because of his significant financial experience from his previous positions with Praxair, Inc. and Union Carbide Corporation, his international operational experience from his previous positions with Praxair, Inc. and the valuable insight gained as previously serving as our Chairman and Chief Executive Officer. Mr. Clerico also brings valuable experience as a previous executive of a publicly traded company.

Lawrence R. Dickerson	Director since 2007 Age 58
     Mr. Dickerson is the President, Chief Executive Officer and a Director of Diamond Offshore Drilling, Inc. Mr. Dickerson joined Diamond Offshore Drilling in 1979 and, prior to being elected Chief Executive Officer in May 2008, served as the company’s Chief Operating Officer in addition to other titles since 1998. Mr. Dickerson is also a past Chairman of the National Ocean Industries Association and a director of the International Association of Drilling Contractors. Mr. Dickerson holds a BBA degree from the University of Texas and is a certified public accountant.
     Mr. Dickerson was nominated to serve on our Board because of his lengthy service in the international energy industry, his executive leadership and management skills from his various executive positions with Diamond Offshore Drilling, his familiarity with corporate governance and expertise in finance and accounting and internal controls. Mr. Dickerson also brings valuable experience as an executive of a publicly traded company.

Edward P. Djerejian	Director since 1996 Age 72
     Mr. Djerejian is the Director of the James A. Baker III Institute for Public Policy at Rice University, a position he has held since August 1994. He also serves as the Managing Partner of Djerejian Global Consultancies, LLC, a company he formed in 2000. During his more than thirty years in the United States Foreign Service, Mr. Djerejian served as U.S. Ambassador to the Syrian Arab Republic, as U.S. Ambassador to Israel and as Assistant Secretary of State for Near Eastern Affairs under Presidents George H. W. Bush and William J. Clinton. He received the Department of State’s Distinguished Service Award in 1993 and the President’s Distinguished Service Award in 1994. Mr. Djerejian is a graduate of the School of Foreign Service at Georgetown University and serves on the Board of Directors of Occidental Petroleum Corporation and Baker Hughes, Inc.
     Mr. Djerejian was nominated to serve on our Board because of his significant experience in government and foreign policy as a former U.S. diplomat and Ambassador and his political risk assessment skills, which enable him to provide strategic analysis and advice on global matters. Mr. Djerejian also brings valuable corporate governance experience and experience as a director of publicly traded companies in the energy industry.

Charles R. Enze	Director Nominee Age 57
     Charles R. Enze is the Chief Executive Officer of Construction of Luminant, a competitive power generation subsidiary of Energy Future Holdings Corp., formerly TXU Corp. Prior to joining Luminant in 2006, Mr. Enze served as Vice President, Engineering and Projects of Shell International Exploration & Production and has more than 35 years of experience managing major projects in the energy industry. Mr. Enze is a registered professional engineer and received a BS degree in Civil Engineering from South Dakota School of Mines & Technology.
     Mr. Enze was nominated to serve on our Board because of his extensive experience in the international energy industry, his executive leadership and management skills from his position with

Luminant and previous position with Shell International Exploration & Production, and his sound business strategy and risk management skills. He also brings valuable experience as a previous executive of a publicly traded company.

Larry E. Farmer	Director since 2006 Age 71
     Mr. Farmer retired from the Halliburton Company on December 31, 2001 after a twenty-five year career with that company and its subsidiaries. In 2000 and 2001, Mr. Farmer was Chief Executive Officer of the British subsidiary Halliburton Brown & Root Limited. From 1990 to 2000, Mr. Farmer was President of Brown & Root Energy Services, the offshore platform, pipeline, and subsea engineering and construction unit of the Halliburton Company. Mr. Farmer is a registered professional engineer and holds the following university degrees: BS in Civil Engineering from the Missouri University of Science and Technology, MS in Civil Engineering and PhD in Civil Engineering from the University of Texas.
     Mr. Farmer was nominated to serve on our Board because of his depth of knowledge of the offshore construction business, significant experience in working with international operations and financial expertise, which he gained from his previous positions with Halliburton Company and its subsidiaries.

Edgar G. Hotard	Director since 1999 Age 67
     Mr. Hotard has been an independent consultant/investor, having retired as President and Chief Operating Officer of Praxair, Inc. in January 1999, where he was first elected President and Director in 1992. In 1992, he co-led the spin-off of Praxair from Union Carbide Corporation where he served as Corporate Vice President. He has been a General Partner of HAO Capital, a private equity firm based in Hong Kong and Beijing, China since November 2010, and as a Venture Partner of ARCH Venture Partners since September 2004. He has served as an advisor to Monitor Group, a global management consulting firm, for their Asia practice, and has served as the Chairman of Monitor Group (China) until March 2011. Mr. Hotard is a member of the board of directors of Albany International Corp., Solutia Inc. and privately held Shona Energy Company, Inc. Mr. Hotard received a BS degree in Mechanical Engineering from Northwestern University.
     Mr. Hotard was nominated to serve on our Board because of his judgment in assessing business strategy and implementation risk, his international experience and his service as a board member with other internationally traded public companies. He also brings significant experience in corporate governance, business development and investment in Asia, and as a former executive of a publically traded company.

Richard A. Pattarozzi	Director since 2000 Age 67
     Mr. Pattarozzi retired as Vice President of Shell Oil Company in January 2000. He also previously served as President and Chief Executive Officer for both Shell Deepwater Development, Inc. and Shell Deepwater Production, Inc. Mr. Pattarozzi serves on the Board of Directors of FMC Technologies, Inc., Tidewater, Inc. and is also the non-executive Chairman of the Board of Stone Energy, Inc. Mr. Pattarozzi previously served on the Board of Directors of Superior Energy Services, Inc. He received a BS degree in Civil Engineering from the University of Illinois.

     Mr. Pattarozzi was nominated to serve on our Board because of his business judgment and significant energy industry experience from his previous executive positions with Shell Oil Company, Shell Deepwater Development, Inc. and Shell Deepwater Production, Inc. He also brings extensive knowledge of health and safety matters, as well as significant experience as a director for multiple publicly traded companies in the energy industry.

John B. Reed	Director since March 2010 Age 55
     Mr. Reed was elected the Company’s Chief Executive Officer and appointed as a Director effective March 2, 2010. He has more than thirty years experience in the offshore construction industry. Mr. Reed served as Chief Executive Officer of Heerema Marine Contractors from 2006 to 2009, after holding a number of other senior roles with the Heerema Group including Chief Executive Officer of INTEC Engineering, Inc. He previously held a number of other management roles at Heerema in project management, business development and engineering capacities. He holds a Bachelors degree in Engineering from the University of Mississippi and an MBA from Delta State University. Mr. Reed previously served as a member of the Board of Directors of the National Ocean Industries Association, is a past President of the International Pipeline and Marine Contractors Association and past Chairman of the International Marine Contractors Association, America’s Deepwater Division.
     Mr. Reed was nominated to serve on our Board because of his deep and broad knowledge of the offshore construction industry, as well as his extensive engineering, business and management background, gained from his previous positions with Heerema Marine Contractors and the Heerema Group.
CORPORATE GOVERNANCE
Director Independence
     The Nominating and Governance Committee annually reviews and makes a presentation to the Board for their determination of the independence of each director. In conjunction with this process, all directors and nominees for director responded to a questionnaire asking about their relationships with the Company (and those of their immediate family members) and other potential conflicts of interest or arrangements between the Company, the directors, nominees for director or parties related to the directors or nominees for director. The Board has determined that the following directors and nominees for director are independent pursuant to the NASDAQ listing standards:

Charles O. Buckner	Larry E. Farmer
Lawrence R. Dickerson	Edgar G. Hotard
Edward P. Djerejian	Richard A. Pattarozzi
Charles R. Enze	Michael J. Pollock
     Neither Mr. Clerico, Mr. Reed nor Mr. Doré were determined to meet the independence standards. Mr. Clerico is serving as the executive Chairman of our Board and previously served as our Chief Executive Officer. Mr. Reed is currently serving as our Chief Executive Officer. Mr. Doré holds more than 5% of our outstanding common stock and his brother, James Doré, was previously our Senior Vice President for Worldwide Diving.

Board of Directors and Its Committees
     The Board held ten meetings during 2010. Each director attended (in person or by telephone) more than 75% of the combined number of meetings of the Board and of the committees on which he served that were held while he was a director. It is our policy for directors to attend the annual meeting of shareholders. All members of the Board serving at that time attended our 2010 Annual Meeting. We anticipate that all directors will attend the 2011 Annual Meeting.
     The Board has five standing committees: Audit Committee, Compensation Committee, Finance Committee, Nominating and Governance Committee, and the Technical, Safety, Health and Environment Committee. The Board has adopted a written charter for each of these committees, which sets forth the committee’s purpose, responsibilities and authority. Furthermore, the Board has adopted the Company’s Corporate Governance Guidelines, Code of Business Conduct, Code of Ethics for Senior Financial Officers, Code of Ethics for Non-Employee Directors, and Employee Incident Reporting Procedures for Accounting and Compliance Matters. The committee charters, guidelines, codes, and procedures are available on our website at www.globalind.com under Investor Relations. You may also contact the Company’s Investor Relations Department at (281) 529-7799 for paper copies free of charge. Changes to or material waivers of our Code of Ethics for Senior Financial Officers and for Non-Employee Directors will be immediately disclosed via our website at www.globalind.com.
     The following table lists the current members of each of the committees of the Board and the number of meetings held by each committee during 2010. Mr. Clerico currently serves as the Chairman of the Board. Mr. Hotard currently serves as the Board’s Lead Director.

Technical,
				Nominating	Safety, Health
				and	and
	Audit	Compensation	Finance	Governance	Environment

Charles O. Buckner(1)	X		X
John A. Clerico
Lawrence R. Dickerson	Chair	X
Edward P. Djerejian				Chair
William J. Doré			X
Larry E. Farmer	X				X
Edgar G. Hotard				X
Richard A. Pattarozzi		X			Chair
James L. Payne		Chair	X
Michael J. Pollock			Chair	X
John B. Reed(2)					X

Number of Meetings	6	13	4	6	5

(1)	Mr. Buckner was elected to the Board and appointed to the Audit Committee and Finance Committee on May 19, 2010.

(2)	Mr. Reed was appointed to the Board effective March 2, 2010 and as a member of the Technical, Safety, Health and Environment Committee on March 18, 2010.
Audit Committee
     Each member of the Audit Committee is “independent” as defined by the NASDAQ listing standards and the requirements of the SEC. Mr. Dickerson has been designated the “audit committee financial expert” as prescribed by the SEC. The Audit Committee:
•	oversees the integrity of the financial statements and monitors the financial reporting process;

•	annually reviews and recommends to the Board the independent auditing firm to be engaged to audit our accounts and the accounts of our consolidated subsidiaries;

•	reviews with such firm the audit plan and results of the audit engagement; and

•	reviews the scope and results of our procedures for internal auditing and makes inquiries as to the adequacy of internal controls.
Compensation Committee
     The Compensation Committee:
•	approves the compensation policies and compensation arrangements for senior management;

•	approves significant issues that relate to changes in our benefit plans; and

•	reviews the Compensation Discussion and Analysis for inclusion in our proxy statement.
Finance Committee
     The Finance Committee:
•	assists the Board in its oversight of our financial affairs and policies and makes recommendations to the Board regarding our financial policies;

•	reviews our capital requirements and structure;

•	reviews our long range financial strategic planning; and

•	performs other functions related to oversight of our financial affairs.
Nominating and Governance Committee
     The Nominating and Governance Committee:
•	recruits and recommends candidates for election to the Board;

•	develops and recommends corporate governance guidelines to the Board and assists the Board in implementing such guidelines;

•	reviews succession plans;

•	leads the Board in its annual review of the performance of the Board and its committees; and

•	reviews the corporate governance information included in our proxy statement.
     Although the Nominating and Governance Committee has no set of mandatory qualifications for director nominees, each nominee is expected to have the following personal characteristics described in our Corporate Governance Guidelines: creativity, financial literacy, high performance standards, informed judgment, integrity and accountability, mature confidence, and a passion about our performance. Moreover, in making its evaluation the Nominating and Governance Committee may consider, among other factors, whether prospective nominees have relevant business and financial experience or have industry or specialized expertise.
     It is the policy of the Nominating and Governance Committee to consider director candidate suggestions made by shareholders in the same manner as other candidates. For the procedures that must be followed in order for the committee to consider recommendations from shareholders, please read

“General Information — What is the deadline to propose actions for consideration at the 2012 Annual Meeting of Shareholders or to nominate individuals to serve as directors?” included in this Proxy Statement.
     We do not have a formal diversity policy or set of guidelines in selecting and appointing directors that comprise the Board. However, when appointing new directors, the Nominating and Governance Committee considers each individual director’s qualifications, skills, business experience and capacity to serve as a director, and the diversity of these attributes for the Board as a whole. The Nominating and Governance Committee believes that, as a group, the nominees bring a diverse range of perspectives to the Board’s deliberations.
Technical, Safety, Health and Environment Committee
     The Technical, Safety, Health and Environment Committee:
•	oversees our technical, safety, health and environmental practices;

•	reviews the status of our safety program and oversees the program’s effectiveness in providing a safe and healthful work environment; and

•	reviews the status of systems and programs for compliance with environmental laws and regulations.
Board Leadership Structure
     Our Board is committed to strong corporate governance and Board independence, and has carefully considered the issue of Board leadership. The Board, after due deliberation and in connection with the hiring of John Reed as our new Chief Executive Officer and his appointment to the Board, determined effective March 2, 2010 to separate the positions of Chairman and Chief Executive Officer. Mr. Clerico, who previously served as interim Chief Executive Officer and Chairman of the Board, continues to serve as Chairman. The Board believes that Mr. Clerico’s continued service as Chairman of the Board will benefit us and our shareholders because of his unique depth of knowledge and experience and will assist in a smooth and orderly transition of executive responsibilities. The separation of these positions at this time will also allow the Board to evaluate whether we and our shareholders are best served by having the Chief Executive Officer or another director hold the position of Chairman. Additionally, as part of our commitment to strong corporate governance and Board independence, since Mr. Clerico is not an independent director, the Board has retained Mr. Edgar G. Hotard as our independent lead director. As the lead director, Mr. Hotard presides over the executive sessions of the Board, consults with the Chairman regarding Board meeting agendas, undertakes an annual performance review of the Chief Executive Officer and acts as liaison between the Chairman and the independent directors.
     The Board believes that there is no one best leadership structure model that is most effective in all circumstances and retains the authority to combine the position of Chairman and Chief Executive Officer in the future if such change is determined to be in our best interests and the best interests of our shareholders.
Board Oversight of Risk
     The Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board committees that report on their deliberations to the Board. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include industry, economic, operational, financial (accounting, credit, liquidity, treasury and tax), contractual, legal, regulatory, compliance, health, safety, environmental, political and strategic risks. Specifically, the Board has responsibility for overseeing the strategic planning process and reviewing and monitoring management’s execution of the corporate business plan. Throughout the year, management identifies to the Board and the relevant committees critical issues and opportunities relative to our strategic plans. Management then updates the Board and the relevant committees during the year on the critical issues and the actual results as compared to the plan and risk mitigation plans. The separation of the Chairman of the Board and Chief Executive Officer’s roles and the addition of a lead director allow open and probing discussion and review of the risks facing the Company. Members of executive management discuss our strategy, plans, results, risks and issues with the committees and the Board and provide periodic detail briefings on risks and risk mitigation plans. In addition, as noted in the Audit Committee Report on page 49, the Audit Committee regularly meets with members of management, including in executive sessions with the independent registered public accounting firm and internal audit staff.
Compensation Risk Analysis
     We do not utilize compensation policies or practices creating risks that are reasonably likely to have a material adverse effect on the Company. Please see the “Compensation Discussion and Analysis” section for a description of our compensation policies and practices that are applicable for executive and management employees.
DIRECTOR COMPENSATION
     Pursuant to the Non-Employee Director Compensation Policy in effect during 2010, all non-employee directors were entitled to receive:
•	an annual cash retainer of $60,000;

•	$100,000 of Company common stock awarded in four quarterly installments valued at $25,000 based on the closing price of our common stock on the quarterly grant date; and

•	a $15,000 stipend ($20,000 in the case of the Lead Director and Audit Committee Chairman) for the chairman of each Board committee.
     No meeting fees are paid, but reimbursement for ordinary and necessary expenses incurred in attending Board or committee meetings is paid. We also pay or reimburse each non-employee director and his or her spouse for the cost of an annual physical exam.
     Our Corporate Governance Guidelines requires each director to own shares of our common stock (including shares of restricted stock) valued at three times the annual cash retainer paid to non-employee directors. Directors are permitted to dispose of any shares they own (other than restricted stock on which the forfeiture restrictions have not lapsed) that exceed the ownership requirement. Our directors have three years from the date of first election to attain the required level of stock ownership.

Director Compensation Table
     The table below sets forth the compensation earned by our non-employee directors for the year ended December 31, 2010.

	Fees Earned or Paid	Stock	All Other
	in Cash	Awards(1)	Compensation		Total
Name	($)	($)	($)		($)

Charles O. Buckner	35,000	49,996	—		84,996
Lawrence R. Dickerson	80,000	99,989	—		179,989
Edward P. Djerejian	70,000	99,989	—		169,989
William J. Doré(2)	60,000	99,989	654,604		814,593
Larry E. Farmer	60,000	99,989	—		159,989
Edgar G. Hotard	80,000	99,989	—		179,989
Richard A. Pattarozzi	70,000	99,989	—		169,989
James L. Payne	70,000	99,989	1,358	(3)	171,347
Michael J. Pollock	70,000	99,989	—		169,989

(1)	The amounts shown reflect the grant date fair value of the quarterly stock grants for each director pursuant to the Non-Employee Directors Compensation Policy and in accordance with ASC Topic 718. For more information regarding our stock-based compensation expense, refer to Note 12 to our audited financial statements for the year ended December 31, 2010 included in our annual report on Form 10-K.

(2)	Mr. Doré retired from the position he held as the Executive Chairman of the Board of the Company on May 16, 2007. Pursuant to his retirement and consultant agreement, as amended, previously disclosed in Forms 8-K dated September 22, 2006 and December 8, 2008, Mr. Dore’s compensation includes (i) $487,500 for consulting fees and office allowance and (ii) perquisites of $145,706 for personal use of the corporate airplane, $8,146 for medical benefits, and $7,818 for Exec-U-Care medical insurance. Also included is $5,434 paid for use of Mr. Dore’s hunting lodge related to two business development trips. Mr. Doré returned as a member of the Board on December 5, 2008.

(3)	The amount shown represents expenses paid for annual physical exams for Mr. Payne and his spouse and related travel expenses.
EXECUTIVE MANAGEMENT COMPENSATION
COMPENSATION COMMITTEE REPORT
     The Compensation Committee of the Board is comprised of three (3) independent directors and acts under a written charter adopted by the Board. A principle purpose of the Compensation Committee is to discharge the responsibilities of the Board relating to the compensation of our executive management. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis which is set forth below. Based upon these discussions and its review of our executive compensation program and such other matters deemed appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis below be included in this Proxy Statement.
James L. Payne, Chairman
Lawrence R. Dickerson
Richard A. Pattarozzi

COMPENSATION DISCUSSION AND ANALYSIS
I. Introduction & Overview
     The following discussion and analysis explains our compensation philosophy, objectives, policies and the compensation awarded in 2010 to our Chairman of the Board, our Chief Executive Officer, our Chief Financial Officer and the other three (3) most highly compensated executives who were employed at the end of 2010, all of whom are collectively referred to as the “Named Executive Officers” or “NEOs”. The Named Executive Officers, together with other members of our Senior Executive Management whose compensation is determined by our Compensation Committee, are referred to collectively as our “Senior Executive Management.”
     As we began 2010 we faced an uncertain business environment as the global economy continued its recovery from the recessionary economic conditions that existed in many parts of the world during 2008 and 2009. We also faced a number of substantial challenges resulting from weak demand for our services attributable to the economic downturn, lower commodity prices and the Macondo Well incident in the U.S. Gulf of Mexico. The Compensation Committee’s decisions regarding performance goals and compensation opportunities for our Senior Executive Management were shaped by the economic outlook at the beginning of 2010, the Company’s performance during 2010, as well as its underlying philosophy of paying for performance. The Compensation Committee intends that our executive compensation program be market competitive, fairly reflect our performance over time and align the interests of our executive officers with the interests of our shareholders.
     During 2010, our Compensation Committee met thirteen times to oversee, evaluate and revise our executive compensation program and to make decisions regarding compensation for our Chairman of the Board, Chief Executive Officer, Chief Financial Officer, the other NEOs and other members of Senior Executive Management. Details regarding these matters are provided in this Compensation Discussion and Analysis and the accompanying tables. Among the major actions of the Compensation Committee, which is comprised entirely of independent directors, were the following:
•	Approved restricted stock awards in February 2010 to the Chairman of the Board, who will remain actively involved in management activities of the Company to ensure continued progress in implementing our operating and strategic growth plans

•	Approved a special stock grant to NEOs to assist in retention of critical talent

•	Approved an executive compensation package for our new Chief Executive Officer who joined us on March 2, 2010

•	Approved compensation packages for our new Chief Financial Officer and Chief Marketing Officer who joined us on April 26, 2010 and June 14, 2010, respectively

•	Approved an agreement with our then President providing for an orderly transition of his duties leading up to his retirement effective December 31, 2010

•	Approved compensation package for our Chief Operating Officer who was promoted to this role on August 1, 2010

•	Approved an annual incentive for 2010 to be paid, if earned, in stock rather than cash

•	Approved the appointment of Pearl Meyer & Partners as the Compensation Committee’s independent consultant on executive compensation matters

•	Reviewed the risk of our executive compensation program

•	Determined that no annual stock bonus was earned in 2010 and that base salary and bonus opportunity for NEOs for 2011 would remain at 2010 levels.
II. Compensation, Philosophy, Objectives, Policies & Practices
     Our Compensation Committee is responsible for establishing our overall compensation philosophy, objectives and policies and for overseeing and evaluating our compensation programs and employee benefits with an emphasis on the compensation to our Senior Executive Management. Our Compensation Committee annually reviews the compensation philosophy and effectiveness and regularly reviews the elements of individual compensation to our Senior Executive Management to ensure arrangements are fair and competitive and provide reasonable incentives to improve our short and long-term performance. Our Compensation Committee delegates to our Chief Executive Officer the duty to approve and administer individual compensation arrangements for other executives and employees subject to its regular review and oversight.
     In developing and managing our compensation program, the Compensation Committee’s objective is to have a compensation program that:
•	clearly and directly links total compensation to financial performance and the attainment of strategic objectives that increase shareholder value;

•	motivates Senior Executive Management to achieve short-term and long-term performance goals and manage the company for sustained long-term growth;

•	facilitates the retention and attraction of qualified and experienced executives; and

•	aligns Senior Executive Management’s interests with those of our shareholders.
     The Compensation Committee’s policy is to compensate and reward Senior Executive Management and other key executives based on the combination of some or all of the following factors, depending on the executive’s responsibilities: corporate performance, functional or project performance and individual performance. Individual executives are evaluated based upon their contributions to the achievement of financial and operating results and accomplishing strategic objectives. The Compensation Committee evaluates corporate performance and functional or project performance by reviewing financial results and the extent to which Global has accomplished project plans and strategic business objectives. The Compensation Committee determines increases in base salary and awards annual cash incentives based on actual accomplishments during the prior year and determines long-term incentive awards based on our actual results compared to goals over a defined performance period.
     The Compensation Committee believes that compensation to executive officers should be aligned closely with our performance on both a short-term and long-term basis. As a result, a major portion of compensation to each executive is “at risk” and tied to our performance. While a major portion of compensation to executive officers is performance based, the Compensation Committee also believes it prudent to provide competitive base salaries and benefits in order to attract and retain the management talent necessary to achieve our strategic long-term objectives. Accordingly, there is no fixed guideline regarding the mix of pay between base salary and annual and long-term incentives in order to maintain flexibility in setting pay levels, goals and targets from year to year.
     Based on these philosophies and objectives, the compensation program for our executives, including the Named Executive Officers and other members of Senior Executive Management, consists of:
•	base salary;

•	short-term incentive compensation, which is normally provided through our annual Management Incentive Plan, pursuant to which annual cash compensation is awarded based on the Company’s annual financial results and individual performance in a calendar year;

•	long-term incentive compensation, which is provided through our 2005 Stock Incentive Plan pursuant to which stock options, restricted stock and performance units may be awarded; and

•	executive benefits and perquisites.
     The following table provides an overview of the relationship between the components and objectives of our executive compensation program. Additional details on each component are provided under the section titled “Elements of Compensation.”

Element	Characteristics	Purpose
Base Salary	The fixed component of pay; targeted at the median of peer companies with actual salaries being less than, at or above the median based on experience, performance and other factors. Base salaries are reviewed annually and may or may not be increased based on performance, market and competitive conditions and other factors	Provide a competitive level of fixed compensation to attract and retain employees. Support market competitiveness by providing base pay which reflects skill and experience needed to perform the executive role.

Annual/Short-Term Incentives	The performance-based component of annual pay; generally paid in cash and generally targeted at the median of peer companies. Payouts based on the achievement of performance goals linked to the business plan and strategy with actual payouts being less than or exceeding the target based on Company performance.	Promote short-term performance by placing compensation at risk for performance below pre-established goals set by the Compensation Committee.

Long-Term Incentives (stock options, restricted stock and performance unit awards)	Stock options that are granted with an exercise price equal to the stock value on the grant date and increase in value to the extent our common stock price exceeds the exercise price, vesting over three (3) years and available for exercise for ten (10) years from the grant date. Restricted stock awards of our common stock subject to forfeiture for a fixed period of time. Performance unit awards through which common stock can be earned based on the achievement of performance goals linked to the operating or strategic plan.	Align interests of management and shareholders. Vesting over time facilitates retention and provides incentives to enhance long-term value of stock. Reward achievement of financial goals expected to indirectly (Earnings Per Share, Net Operating Profit After Tax) or directly (Total Shareholder Return) result in the increase in stock value. Put compensation at risk through forfeiture upon termination or the failure to achieve threshold performance goals.

Benefits & Perquisites	A fixed component of pay 401(k) plan under which domestic employees may defer taxation on compensation until retirement with matching contributions of up to six (6%) percent of base salary. The same health and welfare (dental, life, insurance, vision, disability) benefits are available to full-time domestic employees and a supplemental medical plan.	Provide employees the opportunity to save for retirement. Provide benefits to meet the healthcare and welfare needs of employees and their families.

     Performance measures and goals under our short-term and long-term incentive compensation programs are established by the Compensation Committee annually and linked to the business plan for that year approved by the Board. Performance goals are then applied to the annual bonus and performance-based equity awards issued under our 2005 Stock Incentive Plan, although the measures and targets for the two may differ.
     The Compensation Committee may from time to time revise the components of executive compensation by adding, reducing or eliminating benefits or components. We do not currently provide any retirement or deferred compensation plans specifically for executives but in the future may provide such benefits based on market conditions or trends for executive compensation. Any decisions to add or eliminate benefits for executives will be made by the Compensation Committee in the same manner and based on the same criteria used to determine base salary and incentive compensation.
     Benchmarking
     The Compensation Committee has benchmarked our compensation programs against a peer group of companies that provide offshore services in the oil and gas industry and that are comparable to us in terms of revenues and market capitalization. The peer group is reviewed and changes are made, if necessary, annually. For the Compensation Committee’s review conducted in May 2010, the peer group consisted of the following companies:
•	Cal Dive International, Inc.

•	Gulfmark Offshore, Inc.

•	Helix Energy Solutions Group, Inc.

•	Hercules Offshore, Inc.

•	McDermott International, Inc.

•	Oceaneering International, Inc.

•	Pride International, Inc.

•	Rowan Companies, Inc.

•	Seacor Holdings Inc.

•	Superior Energy Services Inc.

•	Tetra Technologies, Inc.

•	Tidewater Inc.

•	Trico Marine Services, Inc.

•	Willbros Group, Inc.
The Compensation Committee reviews and compares compensation for the Senior Executive Management to publicly disclosed peer group data for base salary, short-term incentive compensation and long-term incentive compensation. In addition, the Compensation Committee reviews compensation data for persons holding positions similar to the Named Executive Officers to survey compensation data provided by its executive compensation consultant for oilfield services companies as well as data representative of companies with revenue levels similar to ours across many different industries (general industry data). Because the general industry data is collected from similarly-sized companies, we consider the data to be “size adjusted.” We use this combination of compensation sources because oilfield services compensation surveys on their own can have significant changes in participation from year to year, resulting in market data that does not always reflect actual market movement for a given position. By including “size-adjusted” general industry data in our analysis, the Compensation Committee is able to review data that is based on a more consistent group of companies from year to year.
     The Compensation Committee also uses market data to compare compensation for our Named Executive Officers and other members of Senior Executive Management on an aggregate level, including total direct compensation and its principal components, as well as on an individual basis. Market data is used to the extent the data reflects roles that are sufficiently similar to make meaningful comparisons possible. The Compensation Committee uses peer group data, and to a lesser extent, data from general industry, primarily to ensure our executive compensation programs are generally within the broad middle range of comparable programs and compensation at target levels of performance and to evaluate individual compensation levels. Data from outside of the oilfield services industry is also used from time to time to help identify emerging trends in compensation.
     The Compensation Committee’s objective is to structure total direct compensation at the target level to be around the median (plus or minus 20%) of the market range of our peer group. In order to attract and retain talent in critical functions, however, we may determine that it is in our best interest to provide compensation packages that exceed this general philosophy. In addition, compensation to certain individuals may be above market to address job changes, investment in individuals deemed critical to succession or other future requirements. In order to confirm that our peer group of companies reflects current practice, we also assess our compensation program against a larger group of oilfield services companies.
     Compensation Consultants
     Under its charter, the Compensation Committee is authorized to retain and terminate outside advisors, including compensation consultants, to assist it in evaluating actual and proposed compensation for executive officers. While the Compensation Committee believes that using third-party consultants is an efficient way to monitor competitive pay practices and levels, it does not rely exclusively on the advice of any consultant in evaluating and revising the Company’s executive compensation programs. Instead, the Compensation Committee determines the effectiveness of the program based on its own evaluation of whether the intended objectives of the program are being realized.
     For many years, the Compensation Committee engaged the services of Towers Watson as a compensation consultant. The scope of the services provided by Towers Watson related to the provision of information on competitive executive pay practices for the oil and gas industry as well as executive compensation programs and practices at a peer group of companies that provide offshore services to the oil and gas industry and which are comparable to Global in revenues and market capitalization. In addition, Towers Watson conducted an annual analysis of our executive compensation program and our relative compensation position within our industry to ensure the Company remains competitive. Towers Watson, and its predecessor, Towers Perrin, is an independent consulting organization that provides compensation data, market analysis and updates on comparable groups for executive compensation decisions. The fees and services for compensation consultants both for services to the Compensation Committee and to the Company are reviewed by the Compensation Committee annually. In 2010, Towers Watson billed us $27,341.00 for services provided on behalf of the Compensation Committee.
     In May 2010, the Compensation Committee initiated a process to determine whether to retain Towers Watson as its compensation consultant and to identify alternative providers of such services. At its meeting in August 2010, the Compensation Committee determined to retain Pearl Meyer & Partners as its consultant on executive compensation matters. The Compensation Committee’s decision was based on the fact that Pearl Meyer’s consulting practice focuses exclusively on executive compensation issues and provided the opportunity for an objective assessment of the Company’s executive compensation program. The scope of services to be provided by Pearl Meyer is the same as those previously provided by Towers Watson. The appointment of Pearl Meyer & Partners as our compensation consultant was formalized at a meeting of the Compensation Committee in October 2010 after the firm’s independence and conflict of interest policies were reviewed. Through February 2011, Pearl Meyer & Partners has billed us $12,650.00 for services provided exclusively on behalf of the Compensation Committee.
     Role of Executives in Establishing Executive Compensation
     Compensation arrangements with our Chairman of the Board and our Chief Executive Officer are set exclusively by the Compensation Committee. Our Chairman of the Board and our Chief Executive Officer make recommendations for establishing performance goals under our short-term and long-term incentive compensation plans and for setting the levels of compensation for our other executives, including the other Named Executive Officers. The criteria used for determining recommended compensation levels include:
•	individual performance;

•	market data;

•	positioning relative to market; and

•	overall corporate performance as it relates to business strategy.
     The Senior Vice President of Human Resources regularly attends the Compensation Committee’s meetings and provides analysis and commentary regarding the internal and external impact of compensation recommendations as well as market competitiveness.
     Risk Assessment
     We believe that the general design of Global’s executive compensation policy promotes stability and growth and does not create any risk to the Company because: 1) short-term incentives are paid based on pre-established targets with all payouts subject to a maximum; and 2) long-term awards are paid in common stock thus ensuring that executives’ interests are aligned with those of shareholders thereby reducing risk-taking that could reduce shareholder value.
III. Elements of Compensation
     Total direct compensation of our Named Executive Officers and other members of Senior Executive Management consists of the same primary elements provided to other levels of management:
•	Base salary;

•	Short-term annual incentive compensation;

•	Long-term equity based incentive compensation in the form of stock options, restricted stock and/or performance unit awards issued under our 2005 Stock Incentive Plan; and

•	Benefits & perquisites.
     We target base salaries between 20% to 40% of total direct compensation for our Named Executive Officers and other members of Senior Executive Management, with incentive compensation making up the balance. In any year, actual percentages may vary depending on actual results as compared to performance goals. In 2008, 2009 and 2010, base salary comprised a higher percentage of total compensation due to the fact that no bonus awards were paid under the Company’s Management Incentive Plan. The Compensation Committee regularly evaluates the mix of cash and equity compensation and the mix of short-term and long-term compensation to gauge their consistency with our overall compensation philosophy of weighting compensation more heavily towards at-risk pay.

     A. Base Salary
     Base salary is the fixed element of an executive’s compensation and is intended to provide a foundation for a competitive overall compensation package for each member of Senior Executive Management. The Compensation Committee intends to ensure that base salaries reflect the skill set, experience and the market value of that skill set and experience as well as the personal performance of the executive. The base salary established for each member of Senior Executive Management also takes into account his or her particular level of responsibility and is generally targeted at the 50th percentile for base salaries for executives in similar positions at our peer group companies, or in similar roles in oilfield services companies as well as at general industry companies with similar revenue to ours. Benchmarking with peer companies and industry data indicates that base salaries for executives at Global overall are at or modestly below the median in 2010.
     Base salaries of our Named Executive Officers are reviewed annually, with adjustments made based on job performance, modification of duties and responsibilities, changes in market salary levels and competitive factors. The Compensation Committee typically starts its annual base salary review by examining market place compensation changes and trends identified by its executive compensation consultant as well as their analysis of market-median compensation for the Company’s peer group. The Compensation Committee also reviews recommendations by our Chief Executive Officer with respect to each member of Senior Executive Management, including the Named Executive Officers. None of the NEOs received a regular merit salary increase in 2010. Mr. Jain’s salary was increased effective August 1, 2010 when he was promoted to Chief Operating Officer. As Chairman of the Board, Mr. Clerico receives no salary. In February 2011, the Compensation Committee decided not to adjust salaries of any of the NEOs at that time due to expectations that market conditions would continue to be difficult in 2011.
     In February 2010, the Compensation Committee approved a one-time grant of common stock to each of the NEOs and other members of Senior Executive Management employed at that time. These awards were intended to recognize contributions made by these individuals and facilitate retention of their services to the Company. The Compensation Committee believed that management continuity was vital as Global worked to regain positive momentum, economic and market conditions improved and the company sought to add to its backlog of future work. The Compensation Committee also sought to ensure management stability as Mr. Reed joined the Company as Chief Executive Officer. Special stock grants approved by the Compensation Committee in 2010 were as follows: Mr. Clerico — 120,000 shares; Mr. Atkinson — 59,800 shares; Mr. Doré — 36,900 shares; Mr. Borja — 22,000 shares; and Mr. Jain — 24,000 shares.
     Please see the Summary Compensation Table for information regarding the base salary paid to each of the Named Executive Officers.
     B. Short-Term Incentive Compensation — Annual Bonus
     We have established a short-term annual incentive compensation program called the Management Incentive Plan (“MIP”) to motivate and reward Named Executive Officers and other key executives for their contribution to achievement of annual performance goals. Historically, the MIP was used to provide the annual cash incentive component of our executive compensation program. In 2010, as discussed below, the Compensation Committee elected to deviate from this practice and provide annual incentive opportunity to Senior Executive Management in common stock. For 2011, the Compensation Committee returned to its standard practice of cash-based bonus opportunity under the MIP.
     Under the MIP, target bonus opportunities, expressed as a percentage of base salary, are established for each participant by the Compensation Committee at its February meeting. In order to achieve the target bonus opportunity, actual results for the Company during the performance period must at least equal the target performance goal. In the event results exceed the target goal, additional incentive compensation will be earned under the MIP up to a maximum level which is 200% of the target. No bonus opportunity is earned if actual results do not meet the threshold level set by the Compensation Committee. Actual bonus awards under the MIP are determined by the Compensation Committee after the end of the fiscal year based on the Company’s financial performance relative to the predetermined performance goals as well as individual performance. Historically, the Compensation Committee had the discretion to adjust payouts up or down to any participant by up to 25%, but the total cash paid to any participant may not exceed 400% of his or her target incentive opportunity. In December 2009, the MIP was amended to provide the Compensation Committee full discretion to adjust or eliminate awards. The Compensation Committee has not made any discretionary payouts to any of the Named Executive Officers in the last three years when Company performance was not sufficient to earn a bonus and payout.
     Target Incentives. Target incentive opportunities under the MIP are based on job responsibilities, internal equity and peer group data. Generally, target performance pays an amount equal to the target incentive, performance that equals or exceeds the maximum performance level under a particular measure pays 200% of the target incentive, and performance in between pays an amount determined by the level that performance exceeds the target. Annually, at its February meeting, the Compensation Committee establishes target and maximum performance goals under the MIP for that year. The Compensation Committee also establishes threshold performance levels that must be met or exceeded for any award to be earned based on those goals. The Compensation Committee has the discretionary authority to increase or decrease any award earned under the MIP based on its assessment of the Company’s performance results and performance of the participant.
     Short-Term Incentive Compensation for 2010
     In order to preserve cash, the annual bonus awards for 2010 were made in common stock based on the closing price of the common stock on February 24, 2010. Since the MIP provides only cash bonus opportunities, annual bonus awards for 2010 were made under the 2005 Stock Incentive Plan. All of the NEOs, except Mr. Clerico, were participants in the 2010 stock-based annual incentive. Except for replacing cash with stock-based awards, the terms and conditions for earning a short-term bonus for 2010 were the same as in effect under the MIP.
     In setting targets for 2010, the Compensation Committee’s objective, consistent with our compensation philosophy, was that, if target performance levels were met, total annual compensation for executives would be generally competitive with peer group companies and that a substantial portion of annual compensation was tied to Company financial measures and performance. In establishing performance measures and goals, the Compensation Committee considered a number of internal and external factors, including existing oil and gas prices, economic and market conditions, actual and anticipated bidding activity and project awards in the Company’s markets. It was very important that the Company remain profitable in 2010 and had positive cash flows from operations to fund the Company’s routine activities and sustain implementation of long-term strategic growth and capital plans.
     Based upon these considerations, the Compensation Committee established Earnings Per Share (“EPS”), Free Cash Flow (“FCF”) and backlog as performance measures for 2010 with one-third of bonus opportunity based on each measure. Target goals for both the EPS and FCF measures were linked to the Company’s operating budget and would result in profitable performance in 2010, positive cash flow and enhancement of the Company’s balance sheet. The Compensation Committee set target goals for both EPS and FCF at levels above the operating plan for 2010 in order to provide management a “stretch objective.” The Compensation Committee recognized that achievement of target performance would be difficult in 2010 but believed the target goals to be attainable if market conditions improved at a faster pace than anticipated. The Compensation Committee also elected to establish backlog as of December 31, 2010 as a performance measure for 2010. The addition of backlog as a performance measure was made due to the relatively low level of contracted future work in place at year-end 2009, the volume of bidding activity and the importance to the Company of competing successfully for the reduced level of work available in the market. In order to ensure that the work the Company contracted to perform could be performed profitably, the goal set by the Compensation Committee provided discretion to determine bonus awards based upon achieving a threshold level and then evaluating the timetable, terms and conditions and expected profitability of the projects.
     We are not providing quantitative disclosure of the specific performance measures discussed above because we believe such disclosure would cause us competitive harm by providing competitors and other third parties with insights into our targeted financial metrics and operational plans. We believe that competitors could use this information in devising strategies to compete more successfully with us.
     Each of our performance measures had threshold, target and maximum performance levels. In setting target opportunities, the Compensation Committee sought to ensure that total annual cash compensation was within the middle range of the peer group companies and that a substantial portion of total annual cash compensation was tied to the Company’s performance. Target incentive opportunities ranged from 50% to 100% of base salary for Named Executive Officers during the most recently completed fiscal year. The Named Executive Officers, can earn from 0% to 200% of his target award based on actual performance.
     Performance measures are generally set at amounts that are intended to be realistic and reasonable, but difficult to achieve in light of current industry and economic conditions. Additionally, achievement of awards requires strong participant performance.
     There are many factors which affect a participant’s ability to attain our goals, some of which are described in the risk factors of our Annual Report on Form 10-K. For example, our business is substantially dependent on the level of capital expenditures in the oil and gas industry. The capital expenditures of our clients are driven by numerous factors beyond our control and lower capital expenditures adversely affect our results of operations. The economic crisis coupled with project performance issues significantly affected our financial results in 2010. We also experienced cancellations of projects which reduced demand for our services.
     When established by the Compensation Committee in February 2010, target goals were believed to be achievable only with significant effort by the management team and gradually improving market conditions throughout the year. The Compensation Committee elected to establish “stretch goals” as the targets for bonus opportunity to provide management with a strong incentive to operate profitably and preserve flexibility by improving the availability of cash to fund operations and growth initiatives. For the same reason, the Compensation Committee established performance goals based on backlog that required management to finalize contracts for future work to provide the opportunity to attract and develop professional and technical staff and plan for the purchase of materials and equipment in an orderly manner. For 2010, our reported EPS was ($.84), our FCF was $6.0M and our backlog was $170.8M. Each of these totals were below the threshold performance goal established by the Compensation Committee and no bonuses were earned by the NEOs or other members of Senior Executive Management in 2010.
     Short-Term Incentive Compensation in 2011. In 2010, in order to preserve financial flexibility, the Compensation Committee elected to award short-term incentives that would be paid, if earned, in common stock rather than in cash. In doing so, the Compensation Committee expected that future annual incentives would again be earned and paid in cash pursuant to the terms of the MIP. For 2011, the Compensation Committee has approved cash bonus opportunity under the MIP for members of Senior Executive Management, including Messrs. Reed, Smith, Borja and Jain. As Chairman of the Board, Mr. Clerico is not eligible for short-term incentive compensation, and Mr. Atkinson and Mr. James Doré have retired. The decision to return to cash-based incentive opportunity was made for several reasons. First, for many years, the Company provided annual cash bonus opportunities under the MIP. By doing so again in 2011, the Company is returning to its historical compensation practices. In addition, the prevailing practice in the oil and gas industry and at most companies in general industry is to pay annual bonus awards in cash. This provides an important balance for executives whose long-term incentives are in stock.
     In setting performance measures and goals for 2011, the Compensation Committee considered a number of internal and external factors. These factors included continued weakness in the markets served by the Company. In light of the market conditions, the Compensation Committee considered it prudent that management be incentivized to obtain and successfully execute near-term projects that could positively impact the Company’s financial performance in 2011. While the Compensation Committee believed operating results and successful business development were important, it also wanted management to maintain progress on the strategic initiatives launched in 2010 to expand its worldwide capabilities as a deepwater contractor. This shift in operations is a multi-year strategic initiative and the Compensation Committee sought to ensure that progress continued towards developing the internal capabilities to successfully perform deepwater projects which provide long-term significant growth opportunities for the Company.
     In view of these considerations, the Compensation Committee decided to establish 2011 short-term incentive goals for the NEOs and other members of Senior Executive Management based upon: 1) Net Operating Profit After Tax (“NOPAT”); 2) backlog; and 3) discretionary. In exercising its discretion, the Compensation Committee will consider progress made in 2011 on implementing the Company’s strategic growth plan. Results for the NOPAT goal will be subject to a 25% adjustment, either positively or negatively, based on safety performance.
     C. Long-Term Incentive Compensation — Equity Awards
     We utilize three forms of long-term equity awards under our 2005 Stock Incentive Plan which has been approved by our shareholders — stock options, restricted stock and performance unit awards. These equity incentive awards promote the long-term growth necessary to create shareholder value over multi-year periods. Equity incentive awards also are used for recruiting and retention of executives. Equity awards have traditionally been granted broadly within Global with approximately 200 employees receiving awards as of February 22, 2011.
     The Compensation Committee’s practice in recent years has been to make annual grants of equity-based awards. The Compensation Committee has no fixed guideline for the allocation among the types of equity awards in order to maintain flexibility in compensation decisions from year to year. However, in determining the amount and value of grants for the Named Executive Officers and other members of Senior Executive Management, the Compensation Committee’s overall objective was to set combined grant values of all equity-based awards at levels that were competitive within the median range of long-term incentive grants by peer group companies. Awards are determined based on consideration of market data, internal equity, succession planning, retention and current shareholdings by the individual. In 2008, stock options comprised 40% of equity incentive awards to Named Executive Officers employed at that time, restricted stock was 30% and the performance units averaged 30% of the total grant value. In 2009 and 2010, the Compensation Committee elected to increase the emphasis on performance units and decrease the emphasis on stock options and restricted stock awards. In 2009 and 2010, one hundred (100%) percent of normal long-term incentive grants to NEOs were performance awards earned over multi-year periods, except with respect to Mr. Clerico who received only restricted stock grants as described below. Restricted stock grants were also made to Mr. Reed, Mr. Smith and Mr. Borja in connection with their employment with the Company. Mr. Reed and Mr. Smith also were awarded stock options in 2010 as described below.
     Stock Options and Restricted Stock Awards. Stock options generally align an executive’s incentives with those of shareholders because options have a value only if our stock price increases from the date of grant. Stock options also have an inherent performance component since it is our performance over an extended period that causes the value of our stock and thus the option to increase. Restricted stock awards that have time-based vesting also align the executive’s incentives with those of shareholders since they create direct share ownership with the intended result of increasing the executive’s focus on shareholder value over the vesting period. In addition, restricted stock awards are a useful recruiting and retention tool.
     We have generally granted stock options at prices equal to the market value (as defined in the 2005 Stock Incentive Plan) of the underlying stock on the effective date of grant and generally provide for vesting in equal portions on the first, second and third anniversaries of the date of grant. Restricted stock awards generally provide for cliff vesting on the third anniversary of the date of grant. In 2010, stock options were granted to Mr. Reed and Mr. Smith on the date they commenced employment with the Company. Messrs. Reed, Smith and James Doré received restricted stock awards as described below.
     For a description of our policies and procedures for the granting of stock options, see “Compensation Policies — Equity Awards” below.
     Performance-Based Awards. Performance awards promote share ownership and alignment with shareholder interests by providing employees, including Named Executive Officers and other members of Senior Executive Management, with shares of Company common stock if certain performance measures are achieved over a multi-year period. These awards tie reward of our Named Executive Officers to the achievement of certain levels of financial and/or stock price performance. For the last several years, our approach has been to award new grants of performance unit awards annually resulting in a series of overlapping performance cycles. This rolling cycle approach is intended to balance the retention and motivation power of these awards with the cyclicality inherent in our business on actual payouts over time. Performance units awarded and the measurement criteria are set annually for a prescribed performance period.
Long-Term Equity Incentive Awards in 2008
     In 2008, the Compensation Committee made equity-based awards at levels that were within the median range of comparable awards made by peer group companies. On average, our Named Executive Officers received equity awards comprised of 40% stock options, 30% restricted stock and 30% performance units.
     Performance units granted in 2008 could be earned based on the following criteria over a three year period commencing on January 1, 2008 and ending December 31, 2010.

Performance Measure	Criteria	Weight
Net Operating Profit After Tax Return on Capital (“NOPAT ROC”)	• Defined as cumulative net operating profit after tax over a three-year period, divided by shareholders’ equity plus long-term debt for the three-year period.	50% of total

• Established based on a review of the business plan, actual costs of capital, and forecasted results for the upcoming three years considering the current business climate.

Total Shareholder Return (“TSR”) vs. the Philadelphia Oil Service Sector Index (the “OSX”)
•     This performance measure measures performance over a three year period. We calculate TSR by comparing our stock price on the first day of the performance period (January 1st of year one) to our stock price on the final day of the performance period (December 31st of year three). We then compare our return to shareholders to a similar measure of return to shareholders of the same performance period to other participants in the OSX.
50% of total

•     In order to earn a target award, over the three-year cycle, we must rank at the 50th percentile, (i.e., in the top half) versus the other companies in the OSX index, and we must achieve 75th (i.e., in the top quartile) percentile ranking or better over the performance cycle in order to earn a maximum award. To earn a threshold award, we must rank at or above the 25th percentile.

     At its meeting in February 2011, the Compensation Committee reviewed the results of the performance cycle running from January 1, 2008 to December 31, 2010. During the performance cycle, NOPAT ROC and relative TSR as compared to our peers (TSR vs. OSX) were below the threshold level set by the Compensation Committee. Therefore, no shares were earned by any participants, including three (3) of the Named Executive Officers.
Long-Term Equity Incentive Awards in 2009
     In considering 2009 equity awards to management, the Compensation Committee considered a number of factors including, recessionary economic conditions, weakness in the oil and gas markets and the Company’s poor financial results. In early 2009, economic and market conditions continued to deteriorate and the timetable for economic recovery was uncertain. Capital spending by international and national oil companies was expected to be reduced in 2009. These factors made it difficult to forecast project activity beyond six to twelve months. As a result, the Compensation Committee concluded that development of long-term financial goals was not practical at the time.
     The Compensation Committee also considered the need for equity awards to provide appropriate and competitive financial incentives to management. Outstanding equity awards were of reduced value due to the decline in the price of our common stock in 2008. In addition, at the time, it appeared certain that the two outstanding cycles of performance-based shares would not result in any earned awards. In these circumstances, the Compensation Committee considered it prudent to make equity awards that provided a strong incentive to improve financial performance and to retain key employees. This was accomplished with an equity award that was comprised 100% of performance-based awards. In order to stress the goal of returning the Company to profitability, performance goals were based solely on EPS in 2009 and 2010. No shares would be earned if the Company was not profitable. The 2009 equity award had two (2) components. A portion of the performance-unit awards would be earned based on results in 2009 (40%) with the remainder (60%) based on cumulative results for 2009 and 2010. Based upon 2009 EPS, recipients of performance-based awards earned shares at 77.4% of the maximum level for the one-year (2009) performance cycle. This includes Messrs. Atkinson, Doré, Borja and Jain. These shares were subject to forfeiture until February 15, 2011. Vesting of shares held by Mr. Atkinson was accelerated upon his retirement on December 31, 2010. Additional shares could be earned depending upon cumulative EPS during the two-year 2009-2010 performance cycle. In February 2011, the Compensation Committee determined that results for the 2009-2010 cycle were below the threshold performance goals and no shares were earned by any participants.
Long-Term Equity Incentive Awards in 2010
     In developing 2010 equity awards to Senior Executive Management, the Compensation Committee again considered a number of factors. Although economic conditions had improved, weakness continued in the worldwide oil and gas markets served by the Company. In addition, the timetable for broader economic recovery remained uncertain and capital spending by international oil companies continued to be lower than experienced in previous years. Competition for available projects was intense resulting in expectations that project activity in the near-term would continue to be below recent levels.
     Based on those economic conditions, the Compensation Committee decided that equity awards in 2010 would again consist entirely of performance-based share awards. The goal was to remain profitable and improve financial performance as market conditions strengthened. The 2010 equity awards can be earned based on cumulative EPS in 2010 and 2011. No shares will be earned if Global is not profitable during this period.
     All current members of the Company’s Senior Executive Management, including the NEOs, received a grant of performance share units in 2010 except Mr. Clerico.
     We are not providing quantitative disclosure of the specific goals for performance-based equity awards issued in 2008, 2009 or 2010 because we believe such disclosure would cause us competitive harm by providing competitors and other third parties with insights into our targeted financial metrics and operational plans. We believe that competitors can use this information and devise strategies to compete more successfully with us.
     The goals in each performance period are comprised of threshold, target and maximum performance levels. The performance goals are generally set at levels intended to be realistic, reasonable and attainable but difficult to achieve. The goal in setting the awards was to provide strong incentive to attain performance at the target level or beyond and provide the executive with an incentive to remain employed by the Company throughout the performance period.
     There are many factors which affect a participant’s ability to attain our goals, some of which are described in the risk factors of our Annual Report on Form 10-K. For example, our business is substantially dependent on the level of capital expenditures in the oil and gas industry. The capital expenditures of our clients are driven by numerous factors beyond our control, and lower capital expenditures adversely affect our results and operations.
Long-Term Equity Awards in 2011
     In developing 2011 equity awards to Senior Executive Management, the Compensation Committee again considered a number of internal and external factors. While economic conditions have gradually improved over the last several years, oil and gas markets remain uncertain. In this environment, the Compensation Committee believed that equity awards to Senior Executive Management should be focused on long-term financial performance. The Compensation Committee also believed that retention of management was important as the Company and industry gain momentum over the next few years. The Compensation Committee accomplished this duel goal by making equity awards to Senior Executive Management in 2011 that included a combination of restricted stock and performance unit awards to be earned over a three-year performance cycle. The performance criteria to which these performance units can be earned will be based upon TSR of the Company compared to its peer group of companies. By selecting this goal, the Compensation Committee sought to ensure that management’s interests were fully aligned with those of the shareholders and that any returns to management should also be reflected in the creation of shareholder value. Recognizing that operations over the next several years would be uncertain and highly competitive, the Compensation Committee also made a portion of the 2011 equity award in restricted stock with forfeiture restrictions lapsing fifty (50%) percent after two (2) years and fifty (50%) percent on the third anniversary of the grant date. This was intended to facilitate retention of executive talent during a time when operations were anticipated to be challenging.
     All current members of the Company’s Senior Executive Management received a grant of restricted stock and performance share units in February 2011 except Mr. Clerico, Mr. Atkinson and Mr. Doré.

Individual Compensation Arrangements
     On occasion, the Compensation Committee establishes compensation arrangements with executives which differ from normal policy and practice. This occurs when special circumstances exist and we conclude variations from policy are needed to attract, retain and motivate executives with critical skills or experience. At present, we have arrangements in place with several executives, as described below.
     Effective March 2, 2010, John B. Reed joined Global as Chief Executive Officer. Mr. Clerico continued in his role as Chairman of the Board to ensure a smooth and orderly management transition. Previously, Mr. Clerico held both the Chairman of the Board and Chief Executive Officer roles. Mr. Reed joined Global with significant industry experience and knowledge but was not familiar with our capabilities, resources, personnel, strategic goals and operating plans. In order to provide Mr. Reed with the opportunity to gain such knowledge, the Board requested Mr. Clerico to remain actively engaged in management activities through a transition period and continue to serve as Chairman of the Board. In consideration of his willingness to remain Chairman of the Board, Mr. Clerico was granted 50,000 restricted shares of common stock on February 24, 2010 with fifty (50%) percent vesting on September 30, 2010 and the balance vesting on January 15, 2011 assuming he continued to serve as Chairman of the Board on September 30, 2010. Mr. Clerico has a change-in-control agreement with the Company which will expire when he relinquishes his position as Chairman of the Board.
     In establishing compensation for Mr. Reed, the Compensation Committee consulted with Towers Watson and provided an arrangement in keeping with the Company’s normal practices. Mr. Reed’s base annual salary is $750,000 which approximated the 50th percentile of the Oilfield Services Survey conducted by Towers Watson. His target bonus opportunity is one hundred (100%) percent of his base salary with award opportunity ranging from 0-200% of the target based upon achievement of performance goals and personal performance. The goals assigned to Mr. Reed for 2010 were the same as for the Company’s other executive officers. In February 2011, the Compensation Committee determined that results were below the threshold performance goals and that Mr. Reed did not earn any bonus in 2010. In addition, upon joining the Company, Mr. Reed was awarded a target of 200,000 performance share units which can be earned based upon achievement of performance goals established by the Compensation Committee based on cumulative EPS during the 2010-2011 performance period. The performance goals set for Mr. Reed are the same as those for other participants in the 2010 performance share unit program. Mr. Reed also received employment incentives which included 150,000 stock options at the closing price of Global’s common stock on the date he joined the Company. These stock options will vest in equal amounts on the first, second and third anniversary of his employment. Mr. Reed also received 200,000 shares of restricted stock which will vest fifty (50%) percent on the third anniversary of his employment and with the balance vesting on the fifth anniversary of his employment with the Company. Mr. Reed is eligible for a severance payment equal to his base annual salary if he is terminated without cause or resigns from the Company with the mutual agreement of the Board. If such termination occurs more than one year after he commenced employment with Global, forfeiture restrictions on the 200,000 restricted shares he received upon joining the Company will lapse and vesting of 150,000 stock options will accelerate and be available for exercise for a period of one year. In addition, Mr. Reed has a change-in-control agreement with the Company. Additional details on Mr. Reed’s change-in-control agreement and eligibility for severance are discussed in the “Potential Payments Upon Termination or Change-in-Control” section presented later in this document.
     Effective April 26, 2010, C. Andrew Smith joined the Company as Senior Vice President & Chief Financial Officer. In establishing compensation for Mr. Smith, the Compensation Committee consulted with Towers Watson and provided an arrangement in keeping with the Company’s normal practices. Mr. Smith’s base annual salary is $325,000 which approximates the median of the Oilfield Services Survey conducted by Towers Watson. His target annual bonus opportunity is fifty-five (55%) percent of his base salary. Upon joining the Company, Mr. Smith was also awarded a target of 44,000 performance share units which can be earned through achievement of performance goals established by the Compensation

Committee based upon cumulative EPS during the 2010-2011 performance period. Mr. Smith also received employment incentives of 50,000 shares of restricted stock upon which forfeiture restrictions will lapse fifty (50%) percent after three (3) years and fifty (50%) percent after five (5) years of employment. He was also awarded 50,000 stock options vesting in equal increments on the first, second and third anniversary of his employment.
     Mr. Borja rejoined the Company as Senior Vice President, Global Marketing & Strategy on January 1, 2009. He had previously served the Company as Vice President, Latin America until his resignation in mid-2008. In recruiting Mr. Borja back to the Company, management recognized the need to secure new projects and improve operating performance in Latin American markets. During his prior employment with us, Mr. Borja had developed strong customer relationships in the region and demonstrated the ability to secure new projects in a competitive market which were completed successfully and with solid financial results. After his resignation, our results in Latin America were not as positive particularly with securing new project awards. Due to Mr. Borja’s experience leading the Company’s operations in this region, management believed he had critical capabilities which would facilitate our efforts to secure new projects in Latin America and perform the work successfully. As he rejoined Global, Mr. Borja was also assigned responsibilities to develop and implement the Company’s worldwide marketing and strategy programs that support the Company’s growth initiatives and expansion into new markets. Because of his record of achieving growth and leading profitable operations, Mr. Borja was provided with special compensation arrangements including a base salary of $300,000, payments in lieu of normal allowances and benefits in Mexico and certain executive perquisites. In keeping with his prior arrangements, Mr. Borja was provided with tax protections on company income in Mexico. Mr. Borja also received a grant of 35,000 shares of restricted stock vesting three years after he rejoined the Company. These shares were intended to replace stock awards forfeited upon his resignation. He also received grants of performance unit awards in 2009, 2010 and 2011.
Benefits and Perquisites
     The Named Executive Officers are eligible for the same benefits as all U.S. based employees including medical, dental and vision coverage, disability insurance and basic life insurance as well as some additional supplemental benefits. Mr. Clerico has waived participation in any Company-sponsored benefit plan. A portion of the costs of benefits are borne by the employee. Supplemental benefits include supplemental medical, dental, vision and life insurance. These supplemental benefits are provided to ensure the health and well-being of the Named Executive Officers. In addition, we provide perquisites that directly promote our business objectives to executives to assist in their roles and responsibilities and include auto allowances and club memberships, which are available on a limited basis. As an employee in Mexico, Mr. Borja also received payments in lieu of normal benefits, premiums and allowance in that country. See the Summary Compensation Table for further information on perquisites provided to the Named Executive Officers.
Post—Employment Compensation; Employment and Severance Agreements
Retirement Plans
     Except for participation in our 401(k) savings plan, which is available to substantially all domestic employees, we do not currently provide any retirement or pension plan for employees or executive officers. The Company’s 401(k) plan allows participants to save for retirement on a tax-advantaged basis and to direct their savings to a variety of investment vehicles. All of the Company’s peers and virtually all general industry companies sponsor similar 401(k) savings plans. By offering such a plan, the Company increases its ability to attract and maintain management and executive talent.

Employment and Severance Agreements
     Effective March 2, 2010, Mr. Reed joined the Company as Chief Executive Officer. As part of his compensation arrangements with the Company, Mr. Reed is eligible for a severance payment equal to one-year base salary if he is terminated without cause or resigns with the mutual agreement of the Company. If such a termination occurs after March 2, 2011, forfeiture restrictions will lapse on 200,000 shares of restricted stock awarded to Mr. Reed upon his employment and 150,000 stock options will vest and remain available for exercise for one year. In addition, Mr. Reed has a change-in-control agreement with the Company. Additional details on Mr. Reed’s change-in-control agreement and eligibility for severance are discussed in the “Potential Payments Upon Termination or Change-in-Control” section presented later in this document.
     Since November 16, 2005, we have had an employment agreement in place with Mr. Atkinson who was named President of the Company on June 1, 2010. This agreement provided Mr. Atkinson with the right to severance benefits in the event of his termination or modification of his job duties without his approval. On July 9, 2010, Mr. Atkinson executed an agreement with the Company which superseded and replaced his previous employment agreement and provided for transitional arrangements leading up to his retirement. Benefits provided under the new agreement were similar to those provided in the prior agreement and included salary and target bonus for one year, payment in lieu of his 2010 bonus, vesting of outstanding stock awards and continuation of medical benefits at active employee rates until October 2012. Mr. Atkinson retired under this agreement effective December 31, 2010.
     On March 31, 2011, Mr. James Doré retired from the Company under the terms of an agreement effective as of March 14, 2011. Pursuant to this agreement, Mr. Doré will continue to be available to provide consulting services to the Company until March 31, 2013 during which time he will receive full salary and remain eligible for health and welfare benefits. He also remains eligible to earn performance shares for the 2010-2011 cycle. Mr. Doré also received a special retirement award of $300,000 and 32,500 shares of Global common stock. Salary payments to Mr. Doré will cease if he violates non-competition and non-solicitation provisions in the agreement.
     In addition, each of our Named Executive Officers and other members of Senior Executive Management is a party to a Change-in-Control Agreement that provides for certain payments upon ceasing to be employed by the Company after a change in control. These severance provisions are discussed in more detail in the Estimated Separation and Change-in-Control Benefits table presented in this Proxy Statement and the accompanying narrative disclosures.
     In our experience, change-in-control agreements for Named Executive Officers are common among our peer group, and our Board and Compensation Committee believe that providing these agreements to our Named Executive Officers would protect shareholders’ interests in the event of a change in control by helping to assure management continuity. Please review the Estimated Separation and Change-in-Control Benefits table presented in this Proxy Statement and the accompanying narrative disclosures for more information regarding the change-in-control agreements with our Named Executive Officers as well as other plans and arrangements that have trigger mechanisms that relate to a change in control. Although there are some differences in benefit levels depending on the executive’s job level and seniority, the basic elements of the severance provisions of the employment agreement and the change-in-control agreements that we have entered into with our current executives, including the Named Executive Officers other than Mr. Clerico, are comparable:
     Double trigger. Unlike “single trigger” plans that pay out immediately upon a change in control, our agreements require a “double trigger” — a change in control followed by an involuntary loss of employment within two years following the change in control. The only exceptions relate to equity awards which will vest immediately upon a change in control. Performance unit awards would be paid upon a change in control at the target payout level. The Compensation Committee believes this payment is appropriate because of the difficulties in converting our performance goals and targets into an award based on the surviving Company’s goals and targets.
     Covered terminations. Executives are eligible for payments if, within two years of the change in control, their employment is terminated (i) without cause by the surviving company or (ii) for good reason by the employee, each as is defined in the agreement.
     Severance payment. Eligible terminated executives would receive a severance ranging from one to three times base salary plus short-term cash incentive (with the cash incentive established as the higher of the then-current year’s target level or the last short-term incentive amount paid prior to the change in control).
     Benefit continuation. Basic employee benefits such as health, life and disability insurance would be continued for up to two years following termination of employment.
     Outside of the specific employment agreement or a change-in-control agreement, our Named Executive Officers are not due any benefits upon death or disability that are not generally available to all employees.
     In the case of termination for cause, none of our Named Executive Officers is due any compensation beyond salary that has already been earned through the date of termination.
Stock Ownership Guidelines
     In 2000, the Compensation Committee implemented share ownership guidelines for all executives. These ownership guidelines require that they hold a number of shares of our common stock with a market value equal to a multiple of their base salary. The objective of having a minimum ownership guideline is to align the executive’s focus with the shareholders’ interests. The minimum ownership level varies depending on position and is set at a level that is intended to be a significant value relative to the executive’s compensation level to ensure that the executive’s interest is in alignment with the shareholders. The Chief Executive Officer is required to maintain stock with a value of five times his base salary; the President, Chief Financial Officer and any Chief Administrative or Operating Officer are required to maintain common stock with a value of three times his or her base salary; other executives are required to maintain stock with a value equal to one times his or her base salary. Executives are entitled to include the value of non-vested restricted stock in the calculation. There is a transition period of five (5) years during which new executives are allowed time to achieve the proper ownership guideline.
     As of December 31, 2010, only Mr. Atkinson and Mr. James Doré had been in their position for more than five (5) years and were subject to the guidelines. Both were in compliance as of that date.
Compensation Policies
Equity Awards
     We generally grant long-term incentive awards using the last reported sales price on the NASDAQ Global Select Market on the effective date of the grant. We do not time the granting of equity awards to coincide with the release of material non-public information or any other special events but generally grant options to Named Executive Officers only on an annual grant date. Off-cycle grants may be made to executives as they are hired or in connection with promotions. Our equity awards are granted as of the actual date of grant or on a subsequent fixed date, in each case with all required approvals under the plan obtained in advance of or on the actual grant date. All grants to Named Executive Officers and other members of Senior Executive Management require approval of the Compensation Committee. Our insider trading policy prohibits the Named Executive Officers from trading in derivative securities of our stock.

Executive Compensation Recovery Policy
     The Board has adopted an executive compensation recovery policy applicable to executive officers. Under this policy, we may recover incentive compensation (cash or equity) that was based on achievement of financial results that were substantially the subject of a restatement if an executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement and the effect of the wrongdoing was to increase the amount of bonus or incentive compensation. Under this policy, when the Board determines in its sole discretion that recovery of compensation was appropriate, the Company may require reimbursement of all or any portion of any cash bonus or performance award to the fullest extent permitted by law.
Deductibility of Compensation
     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the Company’s highest paid executive officers; however, the statute exempts qualifying performance-based compensation from the deduction limit when specified requirements are met.
     In general, the Compensation Committee has structured awards to executive officers under the Company’s incentive programs to qualify for this exemption. However, the Compensation Committee retains the discretion to award compensation that exceeds Section 162(m)’s deductibility limit.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     James L. Payne, Richard A. Pattarozzi and Lawrence R. Dickerson served on the Compensation Committee in 2010. None of the directors on the Compensation Committee in 2010 served as one of our officers or employees. During 2010, none of our executive officers served as a director or member of the Compensation Committee (or other committee performing similar functions) of any other entity of which an executive officer served on our Board or Compensation Committee.

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
     The table below summarizes compensation earned by each of the Named Executive Officers for the years ended December 31, 2010, 2009 and 2008.

							Non-Equity
				Stock		Option	Incentive Plan	All Other
Name and		Salary	Bonus(7)	Awards(8)		Awards(9)	Compensation(10)	Compensation(11)	Total
Principal Position	Year	($)	($)	($)		($)	($)	($)	($)

John B. Reed(1)	2010	622,115	—	3,615,696	(12)	649,365	—	30,683	4,917,859
Chief Executive Officer

John A. Clerico(2)	2010	—	—	1,221,300		—	—	59,569	1,280,869
Chairman of the Board & Chief Executive	2009	—	—	322,500		—	—	66,380	388,880
Officer	2008	—	—	600,000		—	—	247,092	847,092

C. Andrew Smith(3)	2010	222,917	—	836,994	(13)	209,975	—	5,279	1,275,165
Senior Vice President & Chief Financial Officer

Peter S. Atkinson(4)	2010	410,000	400,000	994,591	(14)	—	—	47,797	1,852,388
Executive Vice President	2009	410,000	—	150,700	(14)	—	—	43,791	604,491
	2008	410,000	—	535,125	(14)	435,880	—	45,290	1,426,295

James J. Doré(5)	2010	327,000	—	703,198	(15)	—	—	31,685	1,061,883
Senior Vice President,	2009	327,000	—	105,490	(15)	—	—	32,104	464,594
Worldwide Diving	2008	327,000	—	160,538	(15)	108,970	—	35,797	632,305

Eduardo Borja	2010	300,000	—	535,045	(16)	—	—	258,387	1,093,432
Senior Vice President,	2009	300,000	—	227,640	(16)	—	—	226,971	754,611
Strategic Planning

Ashit Jain(6)	2010	309,856	—	613,531	(17)	—	—	170,787	1,094,174
Chief Operating Officer

(1)	Mr. Reed joined the Company effective March 2, 2010 as Chief Executive Officer. His base annual salary was set at $750,000 with a target annual bonus opportunity of one hundred (100%) percent of his base salary. Upon joining the Company, Mr. Reed was awarded a target of 200,000 performance share units, which can be earned through achievement of a target performance goal established by the Compensation Committee based upon cumulative EPS during the 2010-2011 performance period. Mr. Reed also received employment incentives of 200,000 shares of restricted stock upon which the forfeiture restrictions will lapse fifty (50%) percent after three (3) years and fifty (50%) percent after five (5) years of employment. Mr. Reed was also awarded 150,000 stock options vesting in equal increments on the first, second and third anniversary of his employment.

(2)	Mr. Clerico is a director of the Company and has served in such capacity since 2006. Effective October 16, 2008, he was elected Chairman of the Board and Chief Executive Officer. In this capacity, Mr. Clerico did not receive a base salary and his regular compensation consisted solely of restricted stock awards. He received 143,885 shares of restricted stock valued at $600,000 based on the closing price of our common stock on October 17, 2008, the day after he was appointed Chairman and Chief Executive Officer. These shares of restricted stock vested in equal increments on January 15, April 15, July 15 and October 14, 2009. On June 15, 2009, Mr. Clerico received another restricted stock award of 50,000 shares vesting 50% on February 15, 2010 and 50% on June 30, 2010. Mr. Clerico relinquished his position as Chief Executive Officer effective March 2, 2010. On that date, he was awarded an additional 50,000 shares of restricted stock in consideration of his continued service as Chairman of the Board. These shares vested fifty (50%) percent on September 30, 2010 and fifty (50%) percent on January 15, 2011. Mr. Clerico also received a special stock grant of 120,000 shares effective March 3, 2010. No additional shares have been awarded since that date. Prior to his appointment as Chief Executive Officer, Mr. Clerico received director stock compensation pursuant to the Non-Employee Director Compensation Policy described on page 14, as then in effect. In 2008, this consisted of cash compensation in the amount of $32,500 and grants of restricted stock, all of which are included in “All Other Compensation.” The grant date fair value of stock awards issued to Mr. Clerico as director compensation on May 14, 2008 was $192,400.

(3)	Mr. Smith was appointed Senior Vice President and Chief Financial Officer effective April 26, 2010. His base annual salary is $325,000 with a target annual bonus opportunity of fifty-five (55%) percent of his base salary. Upon joining the Company, Mr. Smith was also awarded a target of 44,000 performance share units which can be earned through achievement of performance goals established by the Compensation Committee based upon cumulative EPS during the 2010-2011 performance period. Mr. Smith also received employment incentives consisting of 50,000 shares of restricted stock upon which forfeiture restrictions will lapse fifty (50%) percent after three (3) years and fifty (50%) percent after five (5) years of employment. Mr. Smith was also awarded 50,000 stock options vesting in equal increments on the first, second and third anniversary of his employment.

(4)	Mr. Atkinson served as President of the Company from June 1, 2000 to August 1, 2010 when he was named Executive Vice President. He retired from the Company effective December 31, 2010. Following the resignation of the Company’s Chief Financial Officer, Mr. Atkinson served as the Company’s principal financial officer from January 28, 2010 until April 26, 2010 when Mr. Smith was named Senior Vice President and Chief Financial Officer. Mr. Atkinson received no additional compensation for his service as the Company’s principal financial officer.

(5)	Mr. Doré retired from the Company effective March 31, 2011.

(6)	Mr. Jain was named Chief Operating Officer effective August 1, 2010 after previously serving as Senior Vice President, Asia Pacific/Middle East.

(7)	We do not generally pay discretionary cash bonuses to executive officers, except for payments pursuant to our MIP, which are shown under the column heading “Non-Equity Incentive Plan Compensation.” The payment to Mr. Atkinson was made upon his retirement from the Company effective December 31, 2010 pursuant to the terms of an agreement between Mr. Atkinson and the Company dated July 9, 2010.

(8)	The amounts shown represent aggregate grant date fair value of awards, pursuant to ASC Topic 718. All stock awards are valued at the grant date. Totals for 2010 include the value of annual bonus shares, time-based restricted stock awards and stock granted outright to certain Named Executive Officers to facilitate retention and performance unit awards. The totals listed include the value of bonus shares which could be earned by the Named Executive Officers in 2010 based upon achievement of target performance goals. The target number of annual bonus shares awarded to the Named Executive Officers in 2010 was: Mr. Reed — 106,400; Mr. Clerico — 0; Mr. Smith — 25,400; Mr. Atkinson — 37,900; Mr. Doré — 23,200; Mr. Borja — 21,300; and Mr. Jain — 23,100. The Company’s performance failed to achieve the threshold for earning any bonus shares in 2010 and no shares were earned by any of the Named Executive Officers. The 2010 totals also include the value of restricted shares and stock grants to the Named Executive Officers in 2010 as follows: Mr. Clerico — 170,000; Mr. Reed — 200,000; Mr. Smith — 50,000; Mr. Atkinson — 59,800; Mr. Doré — 46,900; Mr. Borja — 22,000; and Mr. Jain — 24,000. Performance unit awards are valued at the grant date based upon achieving target goals. These amounts do not necessarily reflect the value which will ultimately be realized by the Named Executive Officers due to vesting requirements, changes in market conditions, and other potential differences between the assumptions used for ASC Topic 718 valuations and actual events. The target number of performance units awarded to the Named Executive Officers in 2010 was: Mr. Reed — 200,000; Mr. Clerico — 0; Mr. Smith — 44,000; Mr. Atkinson — 48,000; Mr. Doré — 32,000; Mr. Borja — 32,000; and Mr. Jain — 44,000.

(9)	The amounts shown are the grant date value of stock options granted to the Named Executive Officers.

(10)	The amounts shown represent amounts earned for the year indicated pursuant to our MIP, which provides for annual cash bonus payments. No amounts were earned under the MIP in 2008. In December 2009, all participants waived their rights to any awards under the MIP and, consequently, no awards were earned or paid under the MIP for 2009. No awards were made under the MIP for 2010. See the “Grants of Plan-Based Awards” table for additional information.

(11)	Please see the tables and notes on subsequent pages for an explanation of the amounts shown for “All Other Compensation.”

(12)	If maximum goals are achieved, this amount would be $5,803,392 for 2010.

(13)	If maximum goals are achieved, this amount would be $1,323,488 for 2010.

(14)	If maximum goals are achieved, these amounts would be $750,750, $301,400 and $1,600,186 for 2008, 2009 and 2010, respectively. In February 2010, it was determined that 37,900 shares of the award based on the 2009 performance period were earned. In February 2011, it was determined that the performance criteria were not met for the 2008-2010, 2009-2010, and 2010 performance periods and no shares were earned.

(15)	If maximum goals are achieved, these amounts would be $225,225, $210,980 and $1,092,358 for 2008, 2009 and 2010, respectively. In February 2010, it was determined that 27,090 shares of the award based on the 2009 performance period were earned. In February 2011, it was determined that the performance criteria were not met for the 2008-2010, 2009-2010, and 2010 performance periods and no shares were earned.

(16)	If maximum goals are achieved, these amounts would be $333,130 and $910,810 for 2009 and 2010, respectively. In February 2010, it was determined that 27,090 shares of the award based on the 2009 performance period were earned. In February 2011, it was determined that the performance criteria were not met for the 2008-2010, 2009-2010, and 2010 performance periods and no shares were earned.

(17)	If maximum goals are achieved, this amount would be $1,053,302 for 2010.

ALL OTHER COMPENSATION
     The table below sets forth the amount of all other compensation earned by each of the Named Executive Officers for the years ended December 31, 2010, 2009 and 2008.

			Allocation						Total of All
			of 401(k)				Consulting		Other
		401(k) Match (1)	Forfeitures(1)	Perquisites(2)	Other Payments		Fees		Compensation
Name	Year	($)	($)	($)	($)		($)		($)
John B. Reed	2010	14,700	—	15,983	—		—		30,683

John A. Clerico	2010	—	—	59,569	—		—		59,569
	2009	—	—	66,380	—		—		66,380
	2008	—	—	22,192	224,900	(3)	—		247,092

C. Andrew Smith	2010	3,250	—	2,029	—		—		5,279

Peter S. Atkinson	2010	14,700	—	33,097	—		—		47,797
	2009	14,700	—	29,091	—		—		43,791
	2008	13,800	76	31,414	—		—		45,290

James J. Doré	2010	14,700	—	16,985	—		—		31,685
	2009	14,700	—	17,404	—		—		32,104
	2008	13,800	76	21,921	—		—		35,797

Eduardo Borja	2010	—	—	88,003	143,384	(4)	27,000	(5)	258,387
	2009	—	—	86,872	113,099	(4)	27,000	(5)	226,971

Ashit Jain	2010	14,214	—	156,573	—		—		170,787

(1)	The amounts shown as “401(k) Match” and “Allocation of 401(k) Forfeitures” represent the benefits received pursuant to our 401(k) plan, which is available to all domestic employees.

(2)	Please see the table on page 37 and discussion for a description of the amounts shown for “Perquisites.”

(3)	Represents compensation paid to Mr. Clerico as director pursuant to our Non-Employee Director Compensation Policy prior to his appointment as Chairman of the Board and Chief Executive Officer, which was effective October 16, 2008. Such amount is described in footnote (2) to the Summary Compensation Table.

(4)	The amount represents taxes paid in Mexico on behalf of Mr. Borja.

(5)	Consulting fees to Mr. Borja are for services as a member of our Latin American Advisory Board.

PERQUISITES
     The table below sets forth the amount of perquisites earned by each of the Named Executive Officers for the years ended December 31, 2010, 2009 and 2008.

			Group										Total
			Term									Personal Use of	Amount
		Auto	Life								Physical	Corporate	of
		Allowance(1)	Insurance(2)	Moving Benefits		Misc Other		Exec-U-Care(5)	Co Paid Ins	Club Dues	Exam	Aircraft(6)	Perquisites
Name	Year	($)	($)	($)		($)		($)	($)	($)	($)	($)	($)
John B. Reed	2010	9,967	1,355	—		—		1,067	2,294		1,300		15,983

John A. Clerico	2010	—	—	—		—		—	—	—	1,300	58,269	59,569
	2009	—	—	—		—		—	—	—	6,814	59,566	66,380
	2008	—	—	—		—		—	—	—	—	22,192	22,192

C. Andrew Smith	2010	—	245	—		—		—	1,784	—	—	—	2,029

Peter S. Atkinson	2010	9,000	3,564	—		—		9,419	3,502	7,612	—	—	33,097
	2009	9,000	3,564	—		—		5,003	3,502	6,722	1,300	—	29,091
	2008	9,000	3,564	—		—		8,266	3,502	5,782	1,300	—	31,414

James J. Doré	2010	9,000	2,322	—		—		2,161	3,502	—	—	—	16,985
	2009	9,000	2,322	—		—		2,580	3,502	—	—	—	17,404
	2008	9,000	1,242	—		—		6,877	3,502	—	1,300	—	21,921

Eduardo Borja	2010	28,997	—	—		51,000	(3)	—	1,258	2,284	4,464	—	88,003
	2009	29,728	—	—		51,000	(3)	—	476	1,722	3,946	—	86,872

Ashit Jain	2010	13,125	208	39,948	(4)	101,077	(4)	—	2,215	—	—	—	156,573

(1)	The amount shown represents a monthly cash benefit, except for Mr. Borja who is provided a car and driver for business use in Mexico City for reasons of safety and security.

(2)	The amount shown represents the cost of life insurance benefits provided to Named Executive Officers. Although group term life insurance benefits are provided to all employees, Named Executive Officers are entitled to enhanced coverage. The entire cost of life insurance benefits for Named Executive Officers is shown as a perquisite because it was not practicable to calculate incremental value of the enhanced coverage afforded to Named Executive Officers.

(3)	The amount shown for Mr. Borja represents monthly benefits to Mr. Borja for uplifts, allowances, vacation premiums and savings plans in Mexico.

(4)	The amount listed for moving benefits was for costs incurred in relocating Mr. Jain from Singapore to Houston. Miscellaneous costs relate to taxes reimbursed or paid on Mr. Jain’s behalf in Singapore and the United States as part of tax equalization provisions in his expatriate employment package.

(5)	The amounts shown represent supplemental medical benefits provided to executives, including regular medical examinations and reimbursement for “out-of-pocket” medical expenses.

(6)	The amount shown for Personal Use of Corporate Aircraft is our estimated incremental cost of Mr. Clerico’s personal use of the corporate aircraft. This amount was estimated using the variable aircraft costs and the proportion of Mr. Clerico’s personal miles to the total Company miles traveled in the corporate aircraft.

SALARY AND CASH BONUS IN PROPORTION TO TOTAL COMPENSATION
     The following table sets forth the percentage of each Named Executive Officer’s 2010 total compensation that we paid in the form of base salary and annual cash bonus.

Percentage of
Total
Name	Compensation
John B. Reed	13%
John A. Clerico	0%
C. Andrew Smith	17%
Peter S. Atkinson	44%
James J. Doré	31%
Eduardo Borja	27%
Ashit Jain	28%

GRANTS OF PLAN-BASED AWARDS
for the year ended December 31, 2010

						All Other	All Other		Grant
						Stock	Option		Date Fair
						Awards:	Awards	Exercise or	Value of
						Number of	Number of	Base Price	Stock &
						Shares of	Securities	of Option	Option
			Estimated Future Payouts Under			Stock or	Underlying	Awards	Awards
		Date of	Equity Incentive Plan Awards(1)			Units(2) (#)	Options(3) (#)	($/share)	($)
	Grant	Board	Threshold	Target	Maximum
Name	Date	Action	(#)	(#)	(#)

John B. Reed	03/02/10	02/24/10	53,200	106,400	212,800
	03/02/10	02/24/10	100,000	200,000	400,000
	03/02/10	02/24/10				200,000			1,428,000
	03/02/10	02/24/10					150,000	7.14	649,365

John A. Clerico	02/24/10	02/24/10				50,000			352,500
	03/03/10	02/24/10				120,000			868,800

C. Andrew Smith	04/26/10	04/14/10	12,700	25,400	50,800
	04/26/10	04/14/10	22,000	44,000	88,000
	04/26/10	04/14/10				50,000			350,500
	04/26/10	04/14/10					50,000	7.01	209,975

Peter S. Atkinson	02/24/10	02/24/10	18,950	37,900	75,800
	02/24/10	02/24/10	24,000	48,000	96,000
	03/03/10	02/24/10				40,000			289,600
	05/25/10	05/21/10				19,800			99,396

James J. Doré	02/24/10	02/24/10	11,600	23,200	46,400
	02/24/10	02/24/10	16,000	32,000	64,000
	03/03/10	02/24/10				25,000			181,000
	03/24/10	03/23/10				5,000			32,800
	03/24/10	03/23/10				10,000			65,600
	05/25/10	05/21/10				6,900			34,638

Eduardo Borja	02/24/10	02/24/10	10,650	21,300	42,600
	02/24/10	02/24/10	16,000	32,000	64,000
	03/03/10	02/24/10				22,000			159,280

Ashit Jain	02/24/10	02/24/10	6,950	13,900	27,800
	06/16/10	06/15/10	4,600	9,200	18,400
	02/24/10	02/24/10	16,000	32,000	64,000
	06/16/10	06/15/10	6,000	12,000	24,000
	03/03/10	02/24/10				24,000			173,760

(1)	Amounts shown represent grants of performance units that were all granted under the Company’s 2005 Stock Incentive Plan.

(2)	Amounts shown represent grants of restricted stock awards that were all granted under the Company’s 2005 Stock Incentive Plan.

(3)	Amounts shown represent grants of option awards that were all granted under the Company’s 2005 Stock Incentive Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
     The table below sets forth the unexercised options, stock that has not vested, and equity incentive plan awards for each Named Executive Officer that were outstanding as of December 31, 2010.

			Option Awards						Stock Awards
										Equity Incentive Plan Awards:
										Unearned Shares, Units or
							Shares or Units of Stock			Other Rights That Have
	Number of Securities				Option		That Have Not Vested			Not Vested
	Underlying Options				Exercise	Expiration			Market			Market or
	Exercisable(1)		Unexercisable		Price	Date	Number		Value	Number		Payout Value
Name	(#)		(#)		($)		(#)		($)	(#)		($)

John B. Reed			150,000	(12)	7.14	03/02/20	200,000	(13)	1,386,000	106,400	(14)	737,352
										200,000	(15)	1,386,000

John A. Clerico							25,000	(9)	173,250

C. Andrew Smith			50,000	(17)	7.01	04/26/20	50,000	(18)	346,500	25,400	(19)	176,022
										44,000	(20)	304,920

Peter S. Atkinson	10,527				9.50	08/07/11				30,000	(4)	207,900
	12,048				8.30	02/20/12				60,000	(8)	415,800
	51,473				9.50	08/07/11				48,000	(11)	332,640
	85,952				8.30	02/20/12
	47,600				12.38	01/03/16
	40,000				13.04	01/02/17
	40,000	(2)			21.30	01/02/18

James J. Doré	7,526				9.50	08/07/11	4,500	(3)	31,185	9,000	(4)	62,370
	12,181				8.30	02/20/12	27,090	(7)	187,734	42,000	(8)	291,060
	22,474				9.50	08/07/11	10,000	(16)	69,300	23,200	(10)	160,776
	22,819				8.30	02/20/12				32,000	(11)	221,760
	40,000				12.38	01/03/16
	18,000				13.04	01/02/17
	6,666		3,334	(1)	21.30	01/02/18

Eduardo Borja	6,800				12.38	01/03/16	35,000	(5)	242,550	42,000	(8)	291,060
	10,000				13.04	01/02/17	27,090	(7)	187,734	21,300	(10)	147,609
	4,666		2,334	(1)	21.30	01/02/18				32,000	(11)	221,760

Ashit Jain	5,300				12.38	01/03/16	3,000	(3)	20,790	6,000	(4)	41,580
	7,000				13.04	01/02/17	25,000	(6)	173,250	42,000	(8)	291,060
	4,000		2,000	(1)	21.30	01/02/18	27,090	(7)	187,734	13,900	(10)	96,327
										9,200	(21)	63,756
										32,000	(11)	221,760
										12,000	(22)	83,160

	Grant Date	Vesting Term

(1)	01-02-08	Options vest 33.3% on the first, second, and third anniversaries of the grant date.

(2)	01-02-08	Mr. Atkinson retired on December 31, 2010 and pursuant to the terms of his retirement agreement, all outstanding unvested options vested immediately.

(3)	01-02-08	Restricted stock vests 100% on the third anniversary of the grant date.

(4)	02-19-08	Performance units earn shares of common stock on a one for one basis if performance criteria for the 2008-2010 performance period are met. In February 2011, it was determined that the performance criteria were not met and therefore no shares were earned.

(5)	01-01-09	Restricted stock vests 100% on the third anniversary of the grant date.

(6)	02-18-09	Restricted stock vests 50% each on the first and second anniversary of the grant date.

(7)	02-23-09	Restricted shares earned based on results of 2009 performance period that will vest on February 15, 2011.

(8)	02-23-09	Performance units earn shares of common stock on a one for one basis if performance criteria for the 2009-2010 performance period are met. In February 2011, it was determined that the performance criteria were not met and therefore no shares were earned.

(9)	02-24-10	Restricted stock vested 50% on September 30, 2010 and 50% on January 15, 2011.

(10)	02-24-10	Performance units are shown at target level and shares of common stock can be earned at a maximum two for one basis if performance criteria for 2010 are met. In February 2011, it was determined that the performance criteria were not met and therefore no shares were earned.

(11)	02-24-10	Performance units are shown at target level and shares of common stock can be earned at a maximum two for one basis if performance criteria for 2010-2011 are met.

(12)	03-02-10	Options vest 33.3% on the first, second, and third anniversaries of the grant date.

(13)	03-02-10	Restricted stock vests 50% each on the third and fifth anniversary of the grant date.

(14)	03-02-10	Performance units are shown at target level and shares of common stock can be earned at a maximum two for one basis if performance criteria for 2010 are met. In February 2011, it was determined that the performance criteria were not met and therefore no shares were earned.

(15)	03-02-10	Performance units are shown at target level and shares of common stock can be earned at a maximum two for one basis if performance criteria for 2010-2011 are met.

(16)	03-24-10	Restricted stock vests 100% on the first anniversary of the grant date.

(17)	04-26-10	Options vest 33.3% on the first, second, and third anniversaries of the grant date.

(18)	04-26-10	Restricted stock vests 50% each on the third and fifth anniversary of the grant date.

(19)	04-26-10	Performance units are shown at target level and shares of common stock can be earned at a maximum two for one basis if performance criteria for 2010 are met. In February 2011, it was determined that the performance criteria were not met and therefore no shares were earned.

(20)	04-26-10	Performance units are shown at target level and shares of common stock can be earned at a maximum two for one basis if performance criteria for 2010-2011 are met.

(21)	06-16-10	Performance units are shown at target level and shares of common stock can be earned at a maximum two for one basis if performance criteria for 2010 are met. In February 2011, it was determined that the performance criteria were not met and therefore no shares were earned.

(22)	06-16-10	Performance units are shown at target level and shares of common stock can be earned at a maximum two for one basis if performance criteria for 2010-2011 are met.

OPTIONS EXERCISED AND STOCK VESTED
     The table below sets forth the amount of options exercised and stock vested by each of the Named Executive Officers for the year ended December 31, 2010.

	Option Awards		Stock Awards
		Value
	Number of Shares	Realized	Number of	Value
	Acquired on	on	Shares Acquired	Realized on
	Exercise	Exercise(1)	on Vesting	Vesting(2)
	(#)	($)	(#)	($)
John B. Reed	—	$—	—	$—
John A. Clerico	—	—	195,000	1,321,550
C. Andrew Smith	—	—	—	—
Peter S. Atkinson	—	—	128,500	868,087
James J. Doré	—	—	43,900	298,348
Eduardo Borja	—	—	22,000	159,280
Ashit Jain	—	—	52,000	363,900

(1)	Calculated based on the difference between the market price of our stock on the date of exercise and the exercise price.

(2)	Calculated based on the market price of our stock as of the date of vesting.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Employment Agreement
          Peter S. Atkinson, previously our Executive Vice President, is the only Named Executive Officer who had an employment agreement during 2010. We entered into a letter agreement with Mr. Atkinson dated November 16, 2005 (the “2005 Agreement”), when, in addition to then serving as President, he assumed the role of Chief Financial Officer. Subsequently, we entered into an agreement with Mr. Atkinson dated July 9, 2010 (the “2010 Agreement”), which superseded and replaced the 2005 Agreement, in connection with his planned retirement. Effective December 31, 2010 (the “termination date”), Mr. Atkinson’s employment with the Company was terminated by the Company without cause. Under the terms of the 2010 Agreement, Mr. Atkinson received or will receive the following benefits:
          (i) (a) Salary plus auto allowance to the extent not previously paid through the termination date; (b) $400,000 in lieu of incentive compensation for 2010; and (c) a cash payment for earned but unused vacation days through the termination date;
          (ii) A lump sum amount equal to his annual salary plus automobile allowance plus $400,000;
          (iii) Mr. Atkinson’s Company stock options were accelerated and immediately vested, unvested restricted shares of the Company vested and forfeiture restrictions lapsed. All stock options will be exercisable for their full terms. Mr. Atkinson will retain his performance shares issued under the Company’s 2005 Stock Incentive Plan and be eligible to receive, to the extent earned, shares of Company common stock associated with the performance periods of 2008 through 2010, 2009 through 2010 and 2010 through 2011. If earned, Mr. Atkinson will receive a prorated amount of Company common stock for the 2010 through 2011 performance period based upon the number of months served through the termination date; and
          (iv) Mr. Atkinson and his dependents will be eligible for continued participation in his benefit plans in effect on the termination date until October 31, 2012, at the contribution rate applicable to employed executives of the Company.

          In connection with Mr. Reed’s recruitment as Chief Executive Officer effective March 2, 2010, we agreed to pay him one year of base salary in the event his employment is terminated involuntarily by us without “cause” or terminates by “mutual agreement” with the Board. In addition, if this termination occurs after more than one year of employment, forfeiture restrictions will lapse on 200,000 restricted shares granted to Mr. Reed at the time he joined the Company and vesting will be accelerated on 150,000 stock options also granted at that time. In the employment offer to Mr. Reed, the following terms were defined:
          “Cause” shall mean that you (a) have engaged in gross negligence or willful misconduct which causes or could reasonably be expected to be materially injurious to Global or any of its affiliates; (b) have willfully refused without proper legal reason to perform the duties and responsibilities assigned to you by the Board (other than as a result of disability) and such refusal continues for five (5) business days after written demand to you for performance (specifying the manner in which you have willfully failed to perform) from the Board; (c) have materially breached any corporate policy, including substance abuse policies, ethics policies or any code of conduct maintained and established by the Company in writing that is applicable to the Company’s executives and such breach is incapable of being cured or remains uncured by you for five (5) business days after written notice to you of the breach; (d) have willfully engaged in conduct that you know or should have known is materially injurious to Global or any of its affiliates, including fraud or misappropriation; or (e) have been convicted of a misdemeanor involving moral turpitude (which shall not in any event include any offense involving operation of a motor vehicle) or a felony; provided that no act or failure to act by you shall be considered “willful” unless done or omitted to be done by you without a reasonable belief that your action or omission was in or not opposed to the best interest of the Company.
          “Mutual Agreement” shall mean a written agreement between you and Global’s Board under which (a) you agree to resign from employment with the Company; (b) the Board agrees to accept such resignation; and (c) the parties agree in writing to such other terms and conditions as deemed acceptable at that time.
Change-in-Control
          We have change-in-control agreements in place with each of our current Named Executive Officers, except for Mr. Atkinson whose change-in-control agreement terminated effective December 31, 2010, in connection with his retirement. The terms and conditions of all current change-in-control agreements for the Named Executive Officers are substantially the same. We entered into these agreements with Messrs. Clerico and Borja in 2009, and with Messrs. Reed and Smith when they commenced their employment on March 2, 2010 and April 26, 2010, respectively. We entered into a revised agreement with Mr. Doré in 2010. The terms of the revised agreement are the same as those in the change-in-control agreements with the other Named Executive Officers. Previously, the change-in-control agreement between the Company and Mr. Doré provided that we would pay any excise tax owed by him under Section 280G of the Internal Revenue Code in the event of a change in control. The revised agreement executed effective January 1, 2010 removes the provision that would have required us to pay such an excise tax. We entered into a revised change-in-control agreement with Mr. Jain in 2010 in connection with his appointment to Chief Operating Officer. The terms and conditions of Mr. Jain’s revised agreement are the same as those in the change-in-control agreements with the other Named Executive Officers.
          Under the terms of the agreements, upon a change in control and without regard to whether there is a subsequent termination of employment, the following benefits are provided to the executive:
          (i) all outstanding stock options will immediately vest and, unless our Compensation Committee determines to make an equitable adjustment or substitution, the executive will receive a cash payment equal to the number of shares subject to the options outstanding multiplied by the difference between the closing price of our common stock on the date immediately prior to the change in control and the exercise price of the stock options,
          (ii) all outstanding restricted stock awards will immediately vest and all forfeiture restrictions will lapse, and
          (iii) all outstanding performance unit awards for which the performance period has not been completed will be deemed earned at the target level payout, will be payable in the same form of equity or other consideration as all other shareholders with respect to shares of Company common stock and will be delivered within 10 days of the change in control.
          Within two years following a change in control and upon a subsequent termination of the executive’s employment by us other than for “cause” or by the executive for “good reason,” the executives other than Mr. Clerico will be eligible for the following additional benefits:
•	a lump sum cash payment equal to the bonus amount times a fraction, the numerator of which is the number of days elapsed in the fiscal year to and including the date of termination and the denominator of which is 365. Calculation of the bonus amount used in determination of the lump sum payment is based on the largest actual bonus paid in the last five years or, if higher, the target bonus in the year of termination of employment (the “Bonus Amount”);

•	a lump sum cash payment equal to (x) three times (y) base salary and the Bonus Amount;

•	a cash payment for unvested contributions under our retirement plan as of the date of termination;

•	two years of continued healthcare and dependent healthcare coverage at no additional cost; and

•	reimbursement of legal fees incurred as a result of the termination and certain relocation expenses, if applicable.
          Mr. Clerico does not receive a salary, is not eligible for an annual bonus and does not participate in any benefit plans. Within two years of a change in control and upon his subsequent termination other than for “cause” or for “good reason,” Mr. Clerico will receive a lump sum payment of $3.6 million. The Compensation Committee believed this lump sum payment approximated the amount of severance benefits Mr. Clerico would have received had he received an average base salary and bonus in his position as Chairman of the Board and Chief Executive Officer. The amount of severance benefits actually paid to Mr. Clerico may be less than $3.6 million if, by paying this lesser amount, Mr. Clerico can avoid imposition of an excise tax under section 280G of the Internal Revenue Code such that the net after-tax amount received by Mr. Clerico is more than the amount he would receive by accepting $3.6 million and paying the excise tax. Estimates based on a change in control and termination of Mr. Clerico effective December 31, 2010 would result in a reduction of the severance paid from $3.6 million to $3,211,663. Mr. Clerico’s change-in-control agreement will terminate when he relinquishes his role as Chairman even if he remains a member of the Board.
          The initial term of each agreement continues through December 31st of the calendar year the contract was executed and is automatically extended for successive one-year terms unless we notify an executive 30 days prior to the end of a term of our intention not to extend the agreement. In the event of a change in control during the term of the agreement, the agreement shall continue in effect for two years from the date of the change in control.
          The change-in-control agreements generally use the following defined terms:

          “Cause” means (a) the executive committed an act of dishonesty constituting a felony and resulting in a personal benefit at the expense of the Company or (b) the willful and continued failure by the executive to substantially perform his or her duties, resulting in material injury to the Company.
          “Change in Control” means (a) any merger, consolidation or other reorganization in which the Company is not the surviving entity, (b) the dissolution or liquidation of the Company, (c) the sale, lease or exchange of substantially all of the assets of the Company to any other person or entity, (d) the acquisition by any individual or entity or group of more than 50% of the beneficial ownership of outstanding shares of the common stock of the Company, or (e) as a result of a contested election of directors, our incumbent directors cease to constitute a majority of the Board.
          “Good Reason” means (a) a substantial change in the executive’s responsibilities or position, (b) a reduction in the executive’s base salary or total compensation or the failure to increase the executive’s total salary and payment under the bonus incentive plan each year after a change in control by an amount which at least equals, on a percentage basis, the mean average percentage increase in total compensation for all officers of the Company during the three full fiscal years immediately preceding a change in control, (c) the failure to continue the bonus incentive plan substantially on the basis in effect prior to the change in control, or a failure by the Company to continue the executive as a participant on at least the same basis as the executive’s participation for the fiscal year immediately preceding a change in control, (d) relocation of the executive’s principal place of employment by more than 30 miles from his or her principal place of employment prior to the date on which a change in control occurs, (e) a material reduction in the executive’s benefits, (f) the failure of a successor entity to assume the agreement, or (g) any purported termination not satisfying the notice requirements of the agreement.
ESTIMATED SEPARATION AND CHANGE-IN-CONTROL BENEFITS
          The following table shows potential payments to our Named Executive Officers under existing contracts, plans or arrangements, whether written or unwritten, in the event their employment with the Company is terminated. The amounts shown assume that such termination was effective as of December 31, 2010, and thus include amounts earned through such date and are estimates of the amounts which would be paid out to the Named Executive Officers upon their respective termination. The actual amounts to be paid out can only be determined at the time the executive’s employment is actually terminated. The amounts shown as after a change in control assume a change in control and termination of employment on December 31, 2010, and where applicable, use the closing price of our common stock of $6.93 on December 31, 2010 (the last business day of the year) as reported on the NASDAQ. The table does not include information relating to Mr. Atkinson because Mr. Atkinson retired from the Company effective December 31, 2010, and his change-in-control agreement terminated on that date.

		Acceleration and Continuation
		of Awards(3)
	Cash	Performance			Continuation
	Severance	Based	Restricted	Stock	of Medical &
	Payout(4)	Awards(5)	Stock	Options	Welfare	Total
Name(1)	($)	($)	($)	($)	($)	($)

John B. Reed	4,500,000	1,386,000	574,085	61,549	32,639	6,554,273
John A. Clerico	3,211,663	—	21	—	—	3,211,684
C. Andrew Smith	1,511,250	304,920	147,442	22,012	40,991	2,026,615
James J. Doré(2)	1,703,844	512,820	1,436	—	34,295	2,252,395
Eduardo Borja	1,377,840	512,820	242,550	—	41,447	2,174,657
Ashit Jain	1,496,280	595,980	1,806	—	40,991	2,135,057

(1)	We have included only those estimated payments which would be above and beyond what would normally be provided (e.g., earned but unpaid compensation such as salary through the termination date and vested long-term incentives are not included) to the Named Executive Officers upon the termination of their employment with the Company. Only Mr. Reed and Mr. Atkinson are entitled to payments upon a termination of employment absent a change in control pursuant to the terms of their employment arrangements with the Company.

(2)	Mr. Doré retired March 31, 2011 and his change-in-control agreement terminated on that date.

(3)	Reflects the full intrinsic value of equity incentive awards accelerated or cashed out upon termination. Values shown for performance units/shares and restricted shares reflect the number of shares paid out or vested times the year-end stock price. Option awards with an exercise price higher than the year-end stock price have a $0 value.

(4)	Other than Mr. Clerico, cash severance for the Named Executive Officers in the case of a qualifying termination following a change in control is equal to 3.0 times (a) their base salary plus (b) the greater of their current target bonus or the highest actual bonus paid to the current Named Executive Officers in the last five years. Mr. Clerico would receive a cash severance payment of $3,600,000 pursuant to his change-in-control agreement. The terms of all change-in-control agreements provide for modifications of benefits if the payment of such benefits would result in the imposition of excise taxes. As a result, the change-in-control agreements are structured so that the Named Executive Officers receive their payment with or without payment of the 280G excise tax, whichever yields the highest net benefit. This results in the reduction of cash severance to Mr. Clerico from $3,600,000 to $3,211,663 and to Mr. Doré from $2,315,165 to $2,251,000, in the event of a change in control.

(5)	In February 2011, the Compensation Committee determined that results for performance share unit awards for cycles from 2008-2010 and 2009-2010 were below the threshold performance goal and, as a result, participants earned no shares pursuant to these awards.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Directors and Executive Officers
     The table below sets forth the ownership of the Company’s common stock, as of March 22, 2011, by (i) each current executive officer of the Company named in the Summary Compensation Table, (ii) each of the Company’s directors and nominees for director, and (iii) all directors, nominees for director and executive officers of the Company as a group. All persons listed below have sole voting power and investment power over the shares beneficially held by them.

	Shares	401(k)	Restricted	Exercisable	Beneficial
Name(1)	Owned	Plan(2)	Shares(3)	Options(4)	Ownership Total	Percent
John B. Reed	30,000	—	300,000	50,000	380,000	*
John A. Clerico	593,885	—	—	—	593,885	*
C. Andrew Smith	44,000	—	75,000	16,666	135,666	*
Peter S. Atkinson	112,651	—	—	287,600	400,251	*
James J. Doré	124,186	11,537	10,000	133,000	278,723	*
Eduardo Borja	95,230	—	50,000	23,800	169,030	*
Ashit Jain	99,377	32	25,000	18,300	142,709	*
Charles O. Buckner	8,635	—	—	—	8,635	*
Lawrence R. Dickerson	40,372	—	—	—	40,372	*
Edward P. Djerejian	79,122	—	—	—	79,122	*
William J. Doré	12,173,510	—	—	—	12,173,510	10.5%
Charles R. Enze	—	—	—	—	—	*
Larry E. Farmer	50,280	—	—	—	50,280	*
Edgar G. Hotard	64,108	—	—	—	64,108	*
Richard A. Pattarozzi	68,283	—	—	—	68,283	*
James L. Payne	106,507	—	—	—	106,507	*
Michael J. Pollock	46,882	—	—	—	46,882	*

All directors and executive officers as a group					14,737,963	12.7%
(17 persons)

*	Less than 1%

(1)	Except as otherwise noted, the address of the directors and executive officers is in the care of Global Industries, Ltd., 8000 Global Drive, Carlyss, Louisiana, 70665.

(2)	Shares held by the trustee of the Company’s Retirement Plan. Each participant in such plan instructs the trustee as to how the participant’s shares should be voted.

(3)	Shares issued pursuant to the Company’s 2005 Stock Incentive Plan with remaining restrictions. Restricted stock can be voted, but is subject to forfeiture risks

(4)	Shares that the Named Executive Officers have the right to acquire through stock option exercises within sixty days after March 22, 2011.
Security Ownership of Certain Beneficial Owners
     The following, to our knowledge as of March 22, 2011, are the only beneficial owners of 5% or more of the outstanding common stock except for persons set forth in the table above.

Name and Address of	Number of Shares		Percent
Beneficial Owner	of Common Stock		of Class

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	13,914,016	(1)	12.08%

Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94104	13,282,424	(2)	11.53%

Security Investors, LLC One Security Benefit Place Topeka, Kansas 66636	10,317,343	(3)	8.95%

Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403	5,857,000	(4)	5.10%

Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	8,751,974	(5)	7.60%

(1)	The reporting party has sole voting power and sole dispositive power over all shares of common stock, based on information furnished in a Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 10, 2011.

(2)	The reporting party has sole voting power with respect to 10,414,694 shares of common stock, sole dispositive power with respect to 11,504,096 shares of common stock and shared dispositive power with respect to 1,775,818 shares of common stock, based on information furnished in a Schedule 13G/A filed with the SEC by Wells Fargo & Company on January 20, 2011.

(3)	The reporting party has sole voting power and sole dispositive power over all shares of common stock, based on information furnished in a Schedule 13G/A filed with the SEC by Security Investors, LLC on February 14, 2011.

(4)	The reporting party does not have voting or dispositive power with respect to the shares of common stock. Franklin Advisory Services, LLC, a subsidiary of Franklin Resources, Inc., has sole voting power with respect to 5,632,000 shares of common stock and sole dispositive power with respect to 5,857,000 shares of common stock, based on information furnished in a Schedule 13G filed with the SEC by Franklin Resources, Inc. on February 4, 2011.

(5)	The reporting party has shared voting power with respect to 4,698,570 shares of common stock and shared dispositive power with respect to 8,751,974 shares of common stock, based on information furnished in a Schedule 13G filed with the SEC by Wellington Management Company, LLP on February 14, 2011.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER EQUITY COMPENSATION PLANS
     The following table sets forth certain information as of December 31, 2010 regarding our equity compensation plans.

Number of securities
	Number of		remaining available
	securities to be		for future issuance
	issued upon		under equity
	exercise of	Weighted-average	compensation plans
	outstanding	exercise price of	(excluding
	options,	outstanding	securities
	warrants and	options,	reflected in the
Plan Category	rights	warrants and rights	first column)
Equity compensation plans approved by Shareholders:
1998 Equity Incentive Plan	423,920	$8.61	—
2005 Stock Incentive Plan	1,257,085	13.40	1,994,831
Equity compensation plans not approved by Shareholders:
None	—		—

Total	1,681,005	$12.19	1,994,831

REPORT OF THE AUDIT COMMITTEE
     The Audit Committee has reviewed and discussed with the Company’s management and representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm for 2010, the audited financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. The Audit Committee has also discussed with representatives of the Company’s independent public accountants the matters required to be discussed pursuant to Statement of Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance.” The Audit Committee also discussed with representatives of the Company’s independent public accountants matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
     At quarterly meetings of the Audit Committee held prior to the filing of the Company’s financial statements with the SEC, the Audit Committee reviewed and discussed the Company’s financial statements with the Company’s management and representatives of Deloitte & Touche LLP. At each of such meetings, the Audit Committee held private sessions with representatives of Deloitte & Touche LLP to discuss any and all matters relevant to such financial statements without any restrictions.
     The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence” and has discussed with management and representatives of Deloitte & Touche LLP such auditor’s independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by Deloitte & Touche LLP in 2010 was compatible with maintaining their independence and determined that rendering such services had not impaired the auditor’s independence.
     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, which was filed with the SEC.
     Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference into any filing except to the extent this report is specifically incorporated by reference therein.

Audit Committee Lawrence R. Dickerson, Chairman Charles O. Buckner Larry E. Farmer

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
(Proposal 2)
     The Audit Committee and the Board has appointed Deloitte & Touche LLP to serve as our independent public accountants for the year ending December 31, 2011, subject to ratification of the appointment by the shareholders. Deloitte & Touche LLP has served as our independent public accountants since October 1991 and is considered by management and the Audit Committee to be well-qualified. We have been advised by Deloitte & Touche LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or our subsidiaries.
     One or more representatives of Deloitte & Touche LLP is expected to be present at this year’s Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
     Ratification of the appointment of the independent public accountants requires the affirmative vote of a majority of our outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, under Louisiana law, our articles of incorporation, and our bylaws, abstentions have the same legal effect as a vote against this proposal.
     In the event of a negative vote on such ratification, the Audit Committee and the Board will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in our best interest and the best interest of our shareholders.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE
APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.
Audit Fees
     For 2010 and 2009, fees for professional services performed for the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates were as follows:

	2010	2009
	(in thousands)
Audit Fees(1)	$1,884	2,296
Audit-Related Fees(2)	—	124
Tax Fees(3)	—	129

Total	$1,884	2,549

(1)	Aggregate fees billed for the annual audit, the audit of internal control over financial reporting, the reviews of quarterly reports on Form 10-Q, and the audits of statutory financial statements required internationally.

(2)	Aggregate fees billed for the audit of certain wholly owned subsidiaries and audit-related services for correspondence with SEC staff, quality assurance review, a private placement offering, and the registration of equity securities.

(3)	Aggregate fees billed for the preparation of foreign tax returns and assistance with foreign tax audits.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Public Accountants
     The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent public accountants, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate authority to the Chairman of the Audit Committee or subcommittees when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that the decisions of the Chairperson or such subcommittee to grant pre-approvals shall thereafter be presented to the full Audit Committee. The Audit Committee has currently delegated authority for pre-approval of fees up to $20,000 to the Chairman of the Audit Committee.
     The Audit Committee considers whether the provision of these services is compatible with maintaining Deloitte & Touche LLP’s independence, and has determined such services for 2010 and 2009 were compatible. All of the fees described above were pre-approved by the Audit Committee or its Chairman pursuant to delegated authority and none were approved under the de minimis exception to the pre-approved requirement.
ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal 3)
     Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are now required to hold a shareholder advisory vote, or “say-on-pay” vote, at least once every three years to approve the compensation of our Named Executive Officers, as disclosed in our proxy statement in accordance with the SEC rules. Since the requirements of the Dodd-Frank Act have only recently come into effect, we have not yet held a say-on-pay vote and one is therefore being solicited at the Annual Meeting.
     As described in the “Compensation Discussion and Analysis” section above, we design our executive compensation program to (i) clearly and directly link total compensation to financial performance and the attainment of strategic objectives that increase shareholder value, (ii) motivate executives and other key personnel to achieve appropriate short-term and long-term performance goals and manage the Company for sustained long-term growth, (iii) align executives’ interests with those of our shareholders and (iv) attract and retain high quality executive officers. A significant portion of our executive officers’ compensation is at risk, reflecting the Company’s philosophy that individuals should be rewarded for performance that contributes to the achievement of our short-term business goals, as well as our long-term strategic goals. In addition, we seek to reward our executive officers for performance in relationship to the achievement of shareholder returns, as well as the accomplishment of corporate and personal performance goals. We believe the Company’s compensation program as a whole is well suited to promote the Company’s objectives in both the short and long term.
     Accordingly, the following resolution will be submitted to our shareholders for approval at the Annual Meeting:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the executive compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion.”

     The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. However, the Compensation Committee and the Board value the opinions of our shareholders and, to the extent there is any significant vote against the executive compensation of the Named Executive Officers, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISLCOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES
ON EXECUTIVE COMPENSATION
(Proposal 4)
     Under the Dodd-Frank Act, we are required to hold an initial shareholder advisory vote to determine the frequency of future advisory votes on executive compensation, as well as periodic subsequent votes to confirm that frequency. Advisory votes on executive compensation may be held every one, two or three years under the Dodd-Frank Act. The Board is recommending an advisory vote every three years for the reasons discussed below.
     After careful consideration, the Board has determined, and recommends, that advisory votes on executive compensation be conducted every three years. Our executive compensation program is designed to promote the achievement of shareholder returns; therefore the Board believes that a three-year period between advisory votes on executive compensation is optimal for providing investors with sufficient time to evaluate the effectiveness of the Company’s short-term and long-term incentive programs, compensation strategies and Company performance. The three-year period will also provide the Compensation Committee with sufficient time to evaluate and respond to shareholder concerns and effectively implement any desired changes to the Company’s executive compensation program.
     You may cast your vote on your preferred voting frequency by choosing the option of every year, every two years, or every three years or abstain from voting when you vote in response to the resolution set forth below.
“RESOLVED, that the option of every year, every two years or every three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold an advisory vote to approve the executive compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC.”
     The option of every year, every two years or every three years that receives the highest number of votes cast by shareholders will be the preference of our shareholders as to the frequency of future advisory votes on executive compensation. However, because this vote is advisory and not binding on the Board or the Company in any way, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.
THE BOARD RECOMMENDS A FREQUENCY OF “EVERY THREE YEARS” FOR FUTURE
ADVISORY VOTES ON EXECUTIVE COMPENSATION.

RELATED PERSON TRANSACTIONS
     The Audit Committee reviews and approves certain transactions involving the Company and “related persons” (directors and executive officers or their immediate family members, or shareholders owning five percent or greater of our outstanding stock). The Audit Committee Charter provides for the review of any related person transaction to the extent required by the rules of NASDAQ, which provide for such review of transactions that meet the minimum threshold for disclosure under SEC rules for a transaction in which a related person has a direct or indirect material interest.
     Mr. William J. Doré is the founder of the Company, a member of the Board and beneficial owner of more than 5% of our common stock. For information on compensation earned during 2010 pursuant to the terms of his retirement and consulting agreement, as a Director of the Company and other sums paid to Mr. Doré, see the Director Compensation Table.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires that our directors, executive officers and all persons who beneficially own more than 10% of our common stock file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. Upon receiving notice of an event triggering a filing, we assist our directors and executive officers in completing and filing Section 16 reports on their behalf. Based solely upon our review of copies of the filings and written representations from our directors and executive officers, we believe that during the year ended December 31, 2010, all filing requirements under Section 16(a) of the Exchange Act were met with the following exceptions: a Form 4 was filed 5 days late by Messrs. Peter Atkinson, Byron Baker, Eduardo Borja, James Doré, Ashit Jain, John Katok, Russell Robicheaux and David Sheil related to equity awards granted on February 24, 2010 and a Form 4 was filed late by Mr. Borja related to a sale of shares on March 9, 2010. The required forms were filed promptly after noting the failure to file.
ANNUAL REPORT AND FORM 10-K
     Our Annual Report to Shareholders containing audited financial statements for the year ended December 31, 2010 (which is not incorporated into this Proxy Statement) is being mailed with this Proxy Statement to those shareholders that received a copy of the proxy materials in the mail. For those shareholders that received the Notice of Internet Availability of Proxy Materials, the Proxy Statement and our 2010 Annual Report to Shareholders are available at our web site at www.globalind.com/Investor_Relations/Pages/AnnualReport.aspx. Additionally, and in accordance with SEC rules, you may access our Proxy Statement at www.proxyvote.com, which does not have “cookies” that identify visitors to the site. You will need your control number provided in the Notice of Internet Availability of Proxy Materials.
     You may obtain a copy of the Annual Report on Form 10-K as filed with the SEC, without charge, by writing the Company, Global Industries, Ltd., 8000 Global Drive, Carlyss, Louisiana 70665, Attention: Investor Relations.

GLOBAL INDUSTRIES, LTD. 8000 GLOBAL DRIVE CARLYSS, LOUISIANA 70665
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS    PROXY    CARD    IS    VALID    ONLY    WHEN    SIGNED    AND    DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends that you vote FOR the following:

1.	Election of Directors	☐	☐	☐
Nominees

01	Charles O. Buckner	02	John A. Clerico	03	Lawrence R. Dickerson	04	Edward P. Djerejian	05	Charles R. Enze
06	Larry E. Farmer	07	Edgar G. Hotard	08	Richard A. Pattarozzi	09	John B. Reed

The Board of Directors recommends you vote FOR proposals 2 and 3.			For	Against	Abstain

2	Ratification of the appointment of Deloitte & Touche LLP as the independent public accountants for the Company to serve for the 2011 fiscal year.		☐	☐	☐

3	Advisory vote on executive compensation.		☐	☐	☐

The Board of Directors recommends you vote "3 YEARS" on the following proposal:		1 year	2 years	3 years	Abstain

4	Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)	Yes	No	☐

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

GLOBAL INDUSTRIES, LTD.
Annual Meeting of Shareholders
May 18, 2011 11:30 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints John B. Reed and Trudy McConnaughhay, and each of them, with or without the other, proxies, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the 2011 Annual Meeting of Shareholders of Global Industries, Ltd. (the “Company”), to be held at the Houston Marriott Westchase, 2900 Briarpark Drive, Houston, Texas 77042 on May 18, 2011, at 11:30 a.m. (local time) and all adjournments and postponements thereof as follows.
This Proxy will be voted as you specify herein. If no specification is made, this Proxy will be voted with respect to proposal (1) FOR the nominees listed, (2) FOR the ratification of the appointment of Deloitte & Touche LLP as independent public accountants of the Company to serve for the 2011 fiscal year, (3) FOR the advisory vote on executive compensation and (4) FOR 3 YEARS on the frequency of future advisory votes on executive compensation. Receipt of the Notice of the 2011 Annual Meeting of Shareholders and the related Proxy Statement is hereby acknowledged.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side